UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Archstone-Smith Trust

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Archstone-Smith Trust
9200 E. Panorama Circle
Englewood, Colorado 80112
NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS:
To our shareholders:
      On behalf of the Board of Trustees, I cordially invite you to attend the 2007 annual meeting of shareholders of Archstone-Smith Trust (“Archstone-Smith”). This year’s meeting will be held on Wednesday, May 16, 2007 at the J.W. Marriott Denver, 150 Clayton Lane, Denver, Colorado 80206, at 11:00 a.m. (Mountain Time) for the following purposes:

1.	To elect nine Trustees to serve until the annual meeting of shareholders in 2008;

2.	To ratify the appointment of KPMG LLP as auditors for the current fiscal year;

3.	To consider a shareholder proposal, if presented at the meeting, which is described in the accompanying Proxy Statement; and

4.	To consider any other matters that may properly come before the meeting or any adjournment thereof.
      The accompanying Proxy Statement provides further information regarding the business of the meeting or any adjournments.
      Shareholders of record at the close of business on March 26, 2007 are entitled to notice of, and to vote at, the meeting.
      Your vote is important.
      Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or the Internet, in accordance with the instructions on the proxy card. If you are able to attend the meeting, you may revoke your proxy by voting your shares in person.
      We look forward to seeing you at the meeting.

By order of the Board of Trustees,

/s/ Caroline Brower
Caroline Brower
General Counsel and Secretary
April 11, 2007

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS:
PROXY STATEMENT FOR 2007 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
SHARES OUTSTANDING AND VOTE REQUIRED
PRINCIPAL SHAREHOLDERS
PROPOSAL 1 -- ELECTION OF TRUSTEES
MEETINGS AND COMMITTEES OF THE BOARD
INTERESTED PARTY COMMUNICATIONS WITH BOARD MEMBERS
TRUSTEE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
POST-EMPLOYMENT PAYMENTS
TAX IMPLICATIONS OF COMPENSATION
2006 EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
Grants of Plan Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Non-Qualified Deferred Compensation
COMPENSATION COMMITTEE REPORT
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND TRANSACTIONS
NOMINATION PROCESS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2 -- SHAREHOLDER PROPOSAL REGARDING PAY-FOR-SUPERIOR PERFORMANCE
PROPOSAL 3 -- RATIFICATION OF RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
ANNUAL REPORT
SHAREHOLDER PROPOSALS
OTHER MATTERS

ARCHSTONE-SMITH TRUST
PROXY STATEMENT FOR 2007 ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 16, 2007
GENERAL INFORMATION
      Our Board of Trustees is soliciting proxies to be voted at the 2007 annual meeting of shareholders to be held on May 16, 2007. This Proxy Statement, which we expect to send to our shareholders on or about April 11, 2007, provides information concerning the use of the proxy and the business to be transacted at the meeting. If you specify a choice with respect to any matter to be acted upon, the proxy holders will vote the common shares of beneficial interest (the “Common Shares”) represented by your validly executed proxy in accordance with your specifications. If you sign and return a proxy without specifying choices, the proxy holders will vote the Common Shares represented by your proxy in accordance with the recommendations of the Board.
      If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket, which is attached to your proxy card. If you are a beneficial owner whose ownership is registered under another party’s name and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage firm account statement, to: Archstone-Smith Trust, Attn: Secretary, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112, or you may attend if you obtain a proxy in your name from the record owner and present such proxy at the meeting. If you want to vote in person your Common Shares held in street name, you will have to get a proxy in your name from the record owner. Record owners and beneficial owners who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting.
      Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of Archstone-Smith, by delivering to the Secretary of Archstone-Smith a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.
      We will bear the cost of soliciting the proxies. In addition to this solicitation by mail, our officers and employees may solicit proxies personally, or by telephone, facsimile transmission or other electronic means. We will also request banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and similar parties to forward the solicitation material to the beneficial owners of Common Shares held of record by those persons, and we will, upon request of those record holders, reimburse forwarding charges and expenses.
      If you share an address with any of our other shareholders, your household might receive only one copy of our Annual Report and Proxy Statement. To request individual copies of the Annual Report and Proxy Statement for this year or in the future for each shareholder in your household, please contact Investor Relations, Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112 (telephone: 1-800-982-9293 or e-mail: investors@archstonesmith.com). We will deliver copies of our Annual Report and Proxy Statement promptly following your oral or written request. To ask that only one set of the documents be mailed to your household in the future, multiple shareholders should contact either Mellon Investor Services, our transfer agent, at 1-866-249-2590 if they are the registered owner of the shares, or their broker if the shares are registered in street name.
      For purposes of this Proxy Statement, we refer to Archstone-Smith Operating Trust as the Operating Trust. As used in this proxy, “we,” “us” and “our” refers to Archstone-Smith and the Operating Trust collectively, unless the context otherwise requires.

SHARES OUTSTANDING AND VOTE REQUIRED
      At the close of business on March 26, 2007, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, there were 222,115,104 Common Shares outstanding. There is no right to cumulative voting. A majority of the outstanding Common Shares represented in person or by proxy will constitute a quorum at the meeting.
      In any election of Trustees other than a “contested election” (i.e., where there are more Trustee nominees than the number of Trustees to be elected), each Trustee shall be elected by the vote of a majority of the votes cast by the shareholders entitled to vote with respect to the election of Trustees at the shareholders’ meeting. For purposes of this provision, the total number of votes cast with respect to a nominee will equal the number of votes “for” his or her election and the number of votes withheld from his or her election. In a contested election, each Trustee shall be elected by a plurality of all votes cast by shareholders entitled to vote with respect to the election of Trustees at that meeting. Any incumbent Trustee who is not validly elected in an uncontested election because he or she did not receive a majority of the votes cast will continue to serve on the Board as a holdover Trustee under Maryland law. However, our Bylaws require that any Trustee who is not validly elected must submit his or her resignation for consideration by the Nominating and Corporate Governance Committee (the “Nominating Committee” ).
      The Nominating Committee will consider any tendered resignation and recommend to the Board the action to be taken. The Nominating Committee will consider all factors it deems relevant, including, without limitation, any reasons why shareholders voted as they did, the length of service and qualifications of the Trustee, compliance with New York Stock Exchange listing standards for board composition, triggering defaults or other adverse consequences under material contracts and the Trustee’s contributions to the Board. The Board will then consider the recommendation of the Nominating Committee and decide whether to accept or reject the resignation based on the factors considered by the Nominating Committee and such other factors and information it believes relevant. A Trustee whose resignation is being considered generally will not participate in consideration of his or her tendered resignation. If a majority of the members of the Nominating Committee have not been validly elected, then all of the independent members of the Board who were validly elected, or a committee of such Trustees designated by such members, will consider the tendered resignations. If none of the independent Trustees were validly elected, and one or more of the non-independent Trustees was validly elected, then those non-independent Trustees will consider the tendered resignations. Finally, if none of the members of the Board were validly elected, then all members of the Board will consider the tendered resignations.
      A tendered resignation is effective 90 days from the date of tender unless the Board affirmatively determines to (a) reject the resignation, or (b) accept the resignation on a specified future date or the date upon which an individual is selected by the Board to be appointed as a replacement Trustee. The decision of the Board will be disclosed promptly in the filing of a Form 8-K with the Securities and Exchange Commission (“SEC” ).
      The affirmative vote of a majority of the votes cast will be required for the election of Trustees, the shareholder proposal, if presented, and the ratification of KPMG LLP as our auditors.
      Withheld votes, abstentions and broker non-votes will be counted as Common Shares represented at the meeting for purposes of determining a quorum. Withheld votes will be counted as votes cast and will have an effect on the election of Trustees, while abstentions and broker non-votes will not be counted as votes cast and will have no effect on approval of the shareholder proposal, if presented, or on the ratification of the appointment of KPMG LLP as our auditors. Therefore, it is important that you vote your shares either at the meeting or by proxy. Representatives of our transfer agent will assist us in the tabulation of the votes.
PRINCIPAL SHAREHOLDERS
      The following table sets forth, as of March 26, 2007, the beneficial ownership of Common Shares for (a) each person known to us to have been the beneficial owner of more than five percent of the outstanding Common Shares, (b) each of our Trustees, (c) our Chief Executive Officer, our Chief Financial Officer and

our three other most highly compensated executive officers during 2006 (the “Named Executive Officers” ), and (d) all our Trustees and executive officers as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power. The following table assumes, for purposes of calculating the number and percent of Common Shares beneficially owned by a person, that (i) all Class A-1 Common Units of the Operating Trust (the “Class A-1 Common Units” ) beneficially owned by that person have been redeemed for Common Shares, and (ii) all options and convertible, redeemable or exchangeable securities held by that person which are exercisable or convertible, redeemable or exchangeable or will become exercisable or convertible, redeemable or exchangeable prior to May 25, 2007 have been exercised or converted, redeemed or exchanged, but that no options or convertible, redeemable or exchangeable securities held by other persons have been exercised or converted, redeemed or exchanged. The address of each Trustee and officer listed below is c/o Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112.

	Number of Common Shares		Percentage of all
Name of Beneficial Owner	Beneficially Owned		Common Shares

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	15,354,719	(1)	6.91%
Barclays Global Investors, NA 45 Fremont Street San Francisco, California 94105	12,058,235	(1)	5.43%
James A. Cardwell	84,910	(2)(3)(4)(5)(7)	*
Stephen R. Demeritt	1,535	(3)(7)	*
Ernest A. Gerardi, Jr.	203,689	(3)(4)(8)	*
Ruth Ann M. Gillis	10,743	(3)(4)(5)(7)	*
Ned S. Holmes	62,452	(3)(4)(9)	*
Robert P. Kogod	3,225,442	(10)(11)(13)	1.45%
James H. Polk, III	34,108	(2)(3)(4)	*
John M. Richman	56,796	(2)(3)(4)(5)	*
John C. Schweitzer	45,891	(3)(4)(14)	*
R. Scot Sellers	547,708	(2)(3)(4)(6)(15)	*
Robert H. Smith	2,391,659	(10)(12)(13)	1.08%
Caroline Brower	57,862	(2)(3)(4)(6)(7)	*
J. Lindsay Freeman	210,044	(3)(4)(6)	*
Charles E. Mueller, Jr.	164,484	(2)(3)(4)(6)(7)	*
Alfred G. Neely	47,037	(3)(4)(6)	*
All Trustees and executive officers as a group (16 persons)	6,097,838		2.75%

*	Less than 1%.

(1)	Information regarding beneficial ownership of Common Shares by The Vanguard Group, Inc. is included herein in reliance on a Schedule 13G/ A, Amendment No. 1, filed with the SEC on February 14, 2007. Information regarding beneficial ownership of Common Shares by Barclays Global Investors, NA and certain of its affiliates, is included herein in reliance on a Schedule 13G filed with the SEC on January 23, 2007.

(2)	Includes beneficial ownership of Common Shares which are issuable upon exercise of options, as follows: Mr. Cardwell 15,000; Mr. Polk 11,250; Mr. Richman 15,000; Mr. Sellers 218,354; Ms. Brower 32,761; and Mr. Mueller 56,962.

(3)	Includes beneficial ownership of Common Shares which are issuable upon settlement of RSU awards, as follows: Mr. Cardwell 10,000; Mr. Demeritt 1,315; Mr. Gerardi 3,999; Ms. Gillis 6,504; Mr. Holmes 9,500; Mr. Polk 3,999; Mr. Richman 3,999; Mr. Schweitzer 10,000; Mr. Sellers 216,248; Ms. Brower 13,557; Mr. Freeman 179,596; Mr. Mueller 95,654; and Mr. Neely 40,287.

(4)	Includes beneficial ownership of Common Shares which are issuable upon settlement of DEUs, as follows: Mr. Cardwell 6,891; Mr. Gerardi 179; Ms. Gillis 513; Mr. Holmes 1,450; Mr. Polk 3,376; Mr. Richman 5,555; Mr. Schweitzer 6,891; Mr. Sellers 2,313; Ms. Brower 6,444; Mr. Freeman 28,333; Mr. Mueller 530; and Mr. Neely 5,056.

(5)	Includes beneficial ownership of Common Shares which are issuable upon settlement of deferred shares accrued in lieu of trustee fees, as follows: Mr. Cardwell 14,256; Ms. Gillis 2,178 and Mr. Richman 14,914.

(6)	Includes beneficial ownership of Common Shares held in the Archstone-Smith 401(k) Plan in the following amounts: Ms. Brower 123; Mr. Freeman 2,115; Mr. Mueller 2,076; Mr. Neely 1,166 and Mr. Sellers 449.

(7)	Includes beneficial ownership of Common Shares held in the Archstone-Smith Deferred Compensation Plan by: Ms. Brower 30; Mr. Cardwell 1,057; Mr. Demeritt 220, Ms. Gillis 48 and Mr. Mueller 370.

(8)	Includes beneficial ownership of 51,350 Common Shares which are issuable upon conversion of Class A-1 Common Units held by Mr. Gerardi and 49,375 Common Shares held by Mr. Gerardi’s spouse.

(9)	Includes 4,000 Common Shares held by family limited partnerships and 5,554 Common Shares held by Mr. Holmes’ adult children, for which he has investment authority.

(10)	Includes for each of Messrs. Smith and Kogod beneficial ownership of Common Shares which are issuable upon conversion of Class A-1 Common Units as follows: Mr. Smith, 278,033 and Mr. Kogod, 192,236. Mr. Smith has shared voting and shared dispositive power with respect to 88,887 of such Class A-1 Common Units, which are owned by Mr. Smith’s spouse. Mr. Kogod has shared voting and shared dispositive power with respect to 68,742 of such Class A-1 Common Units, which are owned by Mr. Kogod’s spouse.

(11)	Includes beneficial ownership of 660,507 Common Shares held by Mr. Kogod’s spouse. Includes beneficial ownership of 520,300 Common Shares for Mr. Kogod that are held by the Robert P. and Arlene R. Kogod Family Foundation, a charitable 501(c)(3) foundation for which Mr. Kogod disclaims beneficial ownership. Mr. Kogod has shared voting power and shared dispositive power with respect to all 520,300 of such Common Shares.

(12)	Includes beneficial ownership of 363,692 Common Shares held by Mr. Smith’s spouse. Includes beneficial ownership of 330,800 Common Shares for Mr. Smith that are held by the Robert H. Smith Family Foundation, a charitable 501(c)(3) foundation for which Mr. Smith disclaims beneficial ownership. Mr. Smith has shared voting power and shared dispositive power with respect to all 330,800 of such Common Shares.

(13)	Includes ownership of 1,055,442 shares held by the Charles E. Smith Family Foundation, a charitable 501(c)(3) foundation for which Messrs. Kogod and Smith disclaim beneficial ownership.

(14)	Includes 6,000 Common Shares held by Mr. Schweitzer’s spouse and 10,000 shares held in a family foundation; also includes 13,000 Common Shares that are pledged as collateral, along with other collateral, for a margin account. Margin loans were outstanding during the year, but no margin loan was outstanding as of December 31, 2006.

(15)	Includes ownership of 17,000 shares held by the Esther Foundation, a charitable 501(c)(3) foundation for which Mr. Sellers disclaims beneficial ownership and 25,990 shares held in a revocable trust.

PROPOSAL 1 — ELECTION OF TRUSTEES
      We have a Board consisting of the following eleven Trustees: James A. Cardwell; Stephen R. Demeritt, Ernest A. Gerardi, Jr.; Ruth Ann M. Gillis; Ned S. Holmes; Robert P. Kogod; James H. Polk, III; John M. Richman; John C. Schweitzer; R. Scot Sellers and Robert H. Smith.
      Our Corporate Governance Guidelines provide that no person is eligible to be nominated for election as a Trustee once they reach the age of 75. Each having reached the age of 75, Messrs. Cardwell and Richman are retiring from the Board as of the shareholder meeting as they are no longer eligible for nomination to the Board under our Corporate Governance Guidelines. Pursuant to a Shareholders’ Agreement we entered into with Messrs. Kogod and Smith, Messrs. Kogod and Smith are to be nominated to the Board of Trustees until 2011 even though they have both reached age 75. See “Certain Relationships and Transactions — Shareholders’ Agreement.”
      The Common Shares represented by a properly executed proxy will be voted to elect the nine nominees named below, unless you indicate otherwise on the proxy. Should any of the nominees named below become unavailable for election, which is not anticipated, the Common Shares represented by the accompanying proxy will be voted for the election of another person recommended by the Board.
The Board of Trustees recommends that shareholders vote “FOR” the election of each nominee for Trustee.
Nominees

Trustee	Age	Business Experience	Trustee Since

Stephen R. Demeritt	63	Director, Eastman Chemical Company (NYSE: EMN) since February, 2003; Vice Chairman of General Mills, Inc. (NYSE: GIS) and was a member of its Board of Directors from October, 1999 until his retirement in June, 2005; Chief Executive Officer of Cereal Partners Worldwide, General Mills’ global cereal joint venture with Nestle, from 1993 to 1999.	2006

Ernest A. Gerardi, Jr.	71	Director, Charles E. Smith Residential Realty, Inc. (“Smith Residential”) (a predecessor of Archstone-Smith) from 1993 to October 2001; President and Chief Executive Officer of Smith Residential from February 2000 to July 2001; President and Chief Operating Officer of Smith Residential from 1993 to February 2000; Chairman of the Board and Chief Executive Officer of Consolidated Engineering Services, Inc. from 1994 to December 2002; and member of the American Institute of Certified Public Accountants and the D.C. Institute of Certified Public Accountants.	2001

Trustee	Age	Business Experience	Trustee Since

Ruth Ann M. Gillis	52	President, Exelon Business Services Company, and Senior Vice President, Exelon Corporation, since October, 2005; Executive Vice President, Commonwealth Edison Company, and Senior Vice President, Exelon Corporation, from August, 2004 to September, 2005; President, Exelon Business Services Company, and Senior Vice President, Exelon Corporation, from 2002 through August, 2004; Chief Financial Officer and Senior Vice President, Exelon Corporation from 2000 to 2002; Senior Vice President and Chief Financial Officer, Unicom Corporation from 1999 to 2000; Director, Potlatch Corporation (NYSE:PCH) since 2003; President, The University of Chicago Cancer Research Foundation Board of Trustees; Sustaining Member, The University of Chicago Cancer Research Foundation Women’s Board; Trustee, The Goodman Theatre; Member, The Chicago Network; Member, The Executives Club of Chicago; Member, The Economic Club of Chicago; and Executive Sponsor of Exelon Corporation’s Network of Exelon Women.	2004

Ned S. Holmes	62	Chairman, Ned S. Holmes Investments, Inc., a Houston-based real estate investment and development company, since October 1976; Director, Seitel, Inc. since March, 2004; Member of the Board of Prosperity Bancshares, Inc. (and its predecessor Commercial Bancshares, Inc.) since 1980, serving as President from 1980 to 1985 and as Chairman from 1985 to 2006; President and Chief Executive Officer, Laing Properties, Inc., May 1990 through December 2005; Chairman and President, Parkway Investments/Texas, Inc., a Houston-based real estate investment and development company, from April 1984 through December 2005; Chairman Emeritus, Port Commission of the Port of Houston Authority; Director and former Chairman, Greater Houston Partnership; Trustee, Galveston Bay Foundation; Trustee, Memorial Hermann Hospital; Trustee, Baylor College of Medicine; Commissioner, Texas Parks and Wildlife; and Member, Governor’s Business Council.	1998

Trustee	Age	Business Experience	Trustee Since

Robert P. Kogod	75	Chairman of the Executive Committee of the Board, Smith Residential from February 2000 to October 2001; Co-Chairman of the Board and Co-Chief Executive Officer, Smith Residential from 1994 to February 2000; President, Co-Chief Executive Officer and a Director, CESM, Inc. (formerly Charles E. Smith Management, Inc.) since 1964, where he oversaw and directed all phases of the leasing and management of the Charles E. Smith Companies’ office, residential and retail real estate portfolio; affiliated with the Charles E. Smith Companies in various capacities since joining the organization in 1959; formerly, Co-Chairman of the Board and Co-Chief Executive Officer, Charles E. Smith Commercial Realty, Inc. (ownership, operation and management of commercial office buildings), which, in January 2002, became Charles E. Smith Commercial Realty, a Division of Vornado Realty Trust (“Vornado”); Trustee of Vornado since January 2002; Member of the Board of Regents, The Smithsonian Institution; President, Hartman Institute, Jerusalem, Israel; Member of the Board of Directors, District of Columbia College Access Program; Member of the Board of Directors, Greater Washington Jewish Community Foundation; Member of the Board of Directors, Island Foundation, Mount Desert Island, Maine; and Member of the Board of Governors, Hillel International. Mr. Kogod is employed by us and is also the brother-in-law of Robert H. Smith, one of our Trustees.	2001

James H. Polk, III	64	Managing Director, SAMCO Capital Markets since July 2005; Partner, Rust Group, Austin, Texas (venture capital investments) from June 2000 to June 2005; Partner, Storage Investment Group, LTD., Co. (development and operation of self-storage facilities) from January 1998 to December 2002; Member of the Board of Visitors, St. Johns College, Santa Fe, New Mexico and Annapolis, Maryland; and past President and Trustee, National Association of Real Estate Investment Trusts (“NAREIT”).	1976

John C. Schweitzer	62	Director, Regency Centers (a national owner, operator and developer of grocery-anchored neighborhood retail centers) since March 1999; Trustee, former Pacific Retail Trust from June 1997 to February 1999; President, Westgate Corporation (real estate and investments) since 1976; Director, Chase Bank of Texas-Austin since September 2000; Director, Homestead Village Incorporated (a national owner of extended stay hotels) from 1996 until 2000; and Director, KLRU Public Television, Austin, Texas.	1976

Trustee	Age	Business Experience	Trustee Since

R. Scot Sellers	50	Chairman and Chief Executive Officer, Archstone-Smith, from June 1997 to July 1998 and since December 1998, with overall responsibility for Archstone-Smith’s strategic direction, investments and operations; Co-Chairman and Chief Investment Officer, Archstone-Smith, from July 1998 to December 1998; other executive management positions within Archstone-Smith and its predecessors and affiliates since May 1993; Member, Executive Committee of the Board of Governors and, during 2006, Chairman, National Association of Real Estate Investment Trusts; Member, Executive Committee of the Board of Directors of the National Multi Housing Council; Director, Christian International Scholarship Foundation; Director of CEO Forum; and Director, Alliance for Choice in Education.	1998

Robert H. Smith	78	Chairman, Charles E. Smith Residential Division of Archstone-Smith since November, 2001; Chairman of the Board, Smith Residential from February 2000 to October 2001; Co-Chairman of the Board and Co-Chief Executive Officer, Smith Residential from 1993 to February 2000; from 1962 to 1999, President, Chief Executive Officer and a Director, Charles E. Smith Construction, Inc. and its predecessor companies, where he directed all phases of development and construction of the Charles E. Smith Companies’ office, retail and residential real estate projects; affiliated with the Charles E. Smith Companies in various capacities since joining the organization in 1950; formerly Co-Chairman of the Board and a Director, Charles E. Smith Commercial Realty, Inc. (ownership, operation and management of commercial office buildings), which, in January 2002, became Charles E. Smith Commercial Realty, a Division of Vornado; and Trustee, Vornado and Chairman of Charles E. Smith Commercial Realty, a Division of Vornado, since January 2002. Mr. Smith is employed by us and is also the brother-in-law of Mr. Robert P. Kogod, one of our Trustees.	2001
MEETINGS AND COMMITTEES OF THE BOARD
      The Board of Trustees held 7 meetings during 2006. Archstone-Smith encourages each member of the Board to attend all shareholder meetings, but it does not have an express policy concerning attendance at the annual meeting of shareholders. Nonetheless, at the annual meeting of shareholders held on May 17, 2006, all of the then current Trustees were in attendance. Mr. Demeritt was also present at the meeting at the invitation of the Trustees. The Board undertook its annual review of Trustee independence in March 2007. In determining independence, the Board affirmatively determines whether Trustees have any “material relationship” with Archstone-Smith. When assessing the “materiality” of a Trustee’s relationship with Archstone-Smith, the Board considers, among other things, the independence standards set forth in the New York Stock Exchange corporate governance listing standards (including the special requirements for members of the Audit Committee) and all other relevant facts and circumstances, not merely from the Trustee’s standpoint, but from that of the persons or organizations with which the Trustee has an affiliation, including transactions and relationships between each Trustee or any member of his or her immediate family and Archstone-Smith and its subsidiaries and affiliates, between Trustees or their affiliates and members of Archstone-Smith’s senior management or their affiliates and those items reported under “Certain Relationships and Transactions” in this Proxy Statement. The Board also examines the frequency or regularity of the services underlying any such transactions, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Archstone-Smith as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include certain commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. During the Board’s review of independence of Trustees, the Board examined the relationships each of the Trustees has with Archstone-Smith and any of its affiliates and affirmatively determined, based on that examination and the criteria described above, that each of Ms. Gillis and Messrs. Cardwell, Demeritt, Gerardi, Holmes, Polk, Richman and Schweitzer has no material relationship with Archstone-Smith and each is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The Board also determined that Messrs. Sellers, Smith and Kogod are not “independent”, because of their employment with Archstone-Smith.
      The Board has an Executive and Investment Committee (the “Executive and Investment Committee”), which is currently composed of Messrs. Sellers, Holmes, Kogod, Schweitzer and Smith. The Executive and Investment Committee has the authority to review and make recommendations regarding strategic actions, price our securities to be issued, and review and approve proposed investments and property dispositions. The Executive and Investment Committee held 10 meetings during 2006.
      The Board has a Management Development and Executive Compensation Committee (the “Compensation Committee”), which is currently composed of Messrs. Schweitzer, Polk and Richman, each of whom is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The specific responsibilities and functions of the Compensation Committee and scope of authority are described in the charter of the Compensation Committee. The primary responsibilities of the Compensation Committee are to (a) review, approve and make recommendations to the Board regarding our executive compensation arrangements and plans, (b) approve awards to officers and employees under incentive and share plans, (c) review compensation to be paid to our Trustees for their service on the Board, (d) review disclosure in SEC filings regarding executive compensation, including, without limitation, the review and discussion with management of the “Compensation Discussion and Analysis” section of the Proxy Statement, and (e) oversee the evaluation of management of Archstone-Smith and make recommendations to the Board as appropriate. The charter for the Compensation Committee also gives the committee the sole authority to retain and terminate compensation consultants at our expense and to obtain advice and assistance from internal or external legal or other advisors. The Compensation Committee has retained FPL Associates, L.P, (“FPL Associates”) an executive compensation firm specializing in companies in the real estate industry, to assist it in establishing and implementing the compensation program for our most senior executives. FPL Associates also assists the committee in reviewing calculations provided to the committee by management for purposes of determining the annual cash bonus and annual RSU awards to be made to Messrs. Sellers, Freeman, and Mueller and Ms. Brower. See “Compensation Discussion and Analysis.” Mr. Sellers makes recommendations to the committee with respect to the base salary and annual cash and stock awards to be made to our other executive officers. The Compensation Committee has sole authority to engage a consultant and to approve the consultant’s fees and other retention terms, and the consultant reports directly to the members of the Compensation Committee. Although the committee may delegate to subcommittees any or all of such actions, it has not done so. The Compensation Committee held 5 meetings during 2006.
      The Board has an Audit Committee, currently composed of Ms. Gillis and Messrs. Cardwell, Demeritt, Holmes and Polk. The Board has determined that each of these Trustees is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange and the applicable requirements of the SEC. The Board has also determined that Ms. Gillis satisfies the requirements of an “audit committee financial expert”, as such term is defined under the rules of the SEC. No member of the Audit Committee may serve on the audit committee of more than two other public companies, unless (1) the Board determines such simultaneous service will not impair the ability of such member to serve effectively on the Audit Committee, and (2) we disclose such determination in our annual Proxy Statement. The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and reporting practices of Archstone-Smith. The Audit Committee is primarily responsible for, among other things, (a) the appointment, replacement, compensation and oversight of independent public accountants, (b) reviewing all recommendations of the independent public accountants with respect to accounting methods and internal controls of Archstone-Smith, (c) reviewing and approving non-audit services and reviewing the scope of the audits conducted by the independent public accountants, and (d) overseeing our internal audit department. The Audit Committee’s role includes discussing with management and the independent public accountants Archstone-Smith’s processes to manage business and financial risk and for compliance with significant applicable legal and regulatory requirements. The Audit Committee held 9 meetings during 2006.
      The Board has a Nominating and Corporate Governance Committee (the “Nominating Committee”), currently composed of Messrs. Richman, Cardwell, Demeritt and Holmes, each of whom is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The Nominating Committee is responsible for (a) making recommendations to the Board on the slate of Trustees to be placed before shareholders for election at each annual meeting, (b) for identifying and proposing to the Board candidates to fill any Board vacancies, (c) for reviewing, evaluating, and recommending changes to Archstone-Smith’s Corporate Governance Guidelines, and (d) assisting the Board in its annual evaluation of the performance of the Board and its committees. The Nominating Committee held 5 meetings during 2006.
      We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to our Board and officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. Any amendments to or waivers of our Code of Business Conduct and Ethics that apply to the principal executive officer, principal financial officer and principal accounting officer or controller and that relate to any matter enumerated in Item 406(b) of Regulation S-K, will be disclosed on our website.
      Each Board committee has a written charter, which each committee reviews annually to determine whether revisions should be recommended to the Board for adoption. The Nominating Committee also conducts an annual review of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics. Each committee charter, as well as the Corporate Governance Guidelines and the Code of Business Conduct and Ethics, were last revised on March 7, 2007. Copies of the charters for each of the Audit Committee, Nominating Committee and the Compensation Committee, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available through our website at www.archstonesmith.com. In addition, copies can be obtained, free of charge, by sending a written request to Investor Relations, Archstone-Smith Trust, 9200 East Panorama Circle, Suite 400, Englewood, Colorado 80112. Any reference to our website in this Proxy Statement does not incorporate by reference the information contained in the website and such information should not be considered a part of this Proxy Statement.
      During 2006, all Trustees, except Mr. Smith, attended at least 75% of the total number of meetings of the Board and at least 75% of the total number of meetings of each committee on which he or she served during the term of his or her service. Mr. Smith missed two telephonic meetings which were called on short notice, and therefore attended 5 of the 7 Board meetings, or 71% of those meetings.
      Mr. Schweitzer has been selected by the Board to act as the Lead Independent Trustee (the “Lead Independent Trustee”) to preside at all executive sessions of the independent Trustees, executive sessions of the non-management Trustees and at meetings of the Board of Trustees in the absence of the Chairman. The independent Trustees and the non-management Trustees each met in executive session 4 times during 2006.
INTERESTED PARTY COMMUNICATIONS WITH BOARD MEMBERS
      Archstone-Smith has a process for shareholders and other interested parties to communicate with the Board, a specific Trustee, the non-management or independent Trustees as a group, or the Lead Independent Trustee. Written communications may be sent c/o Archstone-Smith Trust, Attn: Secretary, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112 (fax: 303-708-6954). The Secretary will review the communication and forward any such communication that is related to the operation of Archstone-Smith, and is not otherwise commercial, to the full Board, the Lead Independent Trustee, or to any individual

Trustee or Trustees to whom the communication is directed, as appropriate. Communications to the Board may also be sent through MySafeWorkplace, a third party incident reporting system, by calling 1-800-461-9330 or through the MySafeWorkplace webpage at www.MySafeWorkplace.com. Shareholders or other interested parties who use this method of communication may elect to have their identity remain anonymous. Such communications received through MySafeWorkplace are sent directly to the Lead Independent Trustee. The head of our internal audit department and a member of our legal department, who act as the administrators of our MySafeWorkplace account, will also receive notice of, and have access to, such communications.
TRUSTEE COMPENSATION
      During 2006, Trustees who were not also our employees (“Outside Trustees”)received an annual retainer of $25,000, prorated for service of less than one year, plus meeting fees as follows: Outside Trustees received $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. In addition, each Outside Trustee is awarded 2,000 restricted stock units (“RSUs”), prorated for partial years of service, as of each annual shareholder meeting date, as discussed below. The Chairman of any committee of the Board also receives $7,500 per year per committee chaired. The Lead Independent Trustee is paid an annual fee of $7,500. Both the retainers and meeting fees are paid quarterly. Each Outside Trustee may defer compensation to be received under our Deferred Compensation Plan (as discussed below) in which certain of our employees also participate. Trustees are reimbursed for commercial airfare (or, if private air transportation is used, the cost such Trustee would have incurred for a commercial flight) and other travel expenses incurred in connection with attendance at Board meetings.
Outside Trustees Plan
      The purpose of the Archstone-Smith Trust Equity Plan for Outside Trustees (“Outside Trustees Plan”) is to enable the Outside Trustees to increase their ownership in us and thereby increase the alignment of their interests with those of our other shareholders. The Outside Trustees Plan provides for grants of RSUs, which convert into Common Shares on a one-to-one basis when they vest, provided the Outside Trustee has not opted to defer settlement of such units. RSUs awarded prior to 2006 are entitled to accrue dividend equivalent units (“DEUs”), which in turn may accrue further DEUs. RSUs granted in 2006 and later will no longer be entitled to earn DEUs but will instead receive a quarterly cash payment equal in amount to the dividend paid on our Common Shares. Such payments will be payable on RSUs granted in 2006 or later which are held as of each dividend record date for our Common Shares. Additionally, the Outside Trustees will continue to earn DEUs on any outstanding option grants which were made between 1999 and 2001, and DEUs will continue to be credited on these DEUs. Our Secretary (the “Administrator”) administers the Outside Trustees Plan.
      The number of Common Shares reserved for issuance upon vesting or settlement of RSUs or DEUs granted under the Outside Trustees Plan, upon the exercise of options granted under the Outside Trustees Plan prior to 2002 and upon settlement of deferred fees (as discussed below) currently is 400,000. In the event of changes to the outstanding Common Shares, such as in the case of certain corporate transactions, the Administrator will make equitable adjustments to the aggregate number of Common Shares available under the Outside Trustees Plan and the shares subject to outstanding awards under the plan to preserve the value of the benefits under the plan. In certain cases, the Administrator may also terminate awards under the Plan, subject to certain limitations with respect to outstanding options.
      On the date of each annual meeting of our shareholders, each Outside Trustee is granted 2,000 RSUs. A Trustee elected other than at an annual meeting is granted a pro rata award for the period of time between the date of election and the anticipated date of the next annual meeting. The RSUs vest at the rate of 25% per year for grants made prior to July 2002 and at 33.33% per year for grants made after June 2002, with vesting beginning on the first anniversary date of the grant.
      DEUs may be earned on options granted between 1999 and 2001, RSUs and DEUs, and are determined as soon as practicable after each January 1. For options, the number of new DEUs earned is determined by multiplying the average of the number of options held as of each dividend record date in the prior year by the difference between the average annual dividend yield on Common Shares for the prior year and the average annual dividend yield for the Standard & Poor’s 500 Stock Index for the prior year. For RSUs, the number of new DEUs earned is determined by multiplying the average of the number of RSUs held as of each dividend record date in the prior year by the average annual dividend yield on Common Shares for the prior year. The number of DEUs earned on previously earned DEUs is determined by multiplying the number of DEUs held as of December 31 of the prior year by the annual dividend yield on Common Shares for the prior year. The DEUs associated with any given award vest in accordance with the vesting schedule applicable to that award.
      Settlement of DEUs earned by Outside Trustees may be triggered by exercise of the associated options, settlement of the associated RSUs, or cessation of service as a Trustee. Upon settlement, DEUs convert to Common Shares on a one-to-one basis. The settlement of RSU awards and DEU awards under the Outside Trustees Plan may be deferred pursuant to our Deferred Compensation Plan, which is described below.
Deferred Compensation Plan
      Under the Deferred Compensation Plan, described in more detail later in this Proxy Statement, Outside Trustees may elect to defer payment of their eligible cash fees and settlement of their RSUs and DEUs. Prior to 2006, an Outside Trustee could elect to defer eligible cash fees into phantom Common Shares. If fees were deferred into phantom Common Shares they were entitled to earn additional phantom Common Shares following each dividend payable date for Common Shares. Such additional phantom Common Shares were determined by multiplying the number of phantom Common Shares held as of the dividend record date by the amount of the dividend paid on a Common Share, and dividing by the fair market value of a share on the dividend payable date. Beginning in 2006, Outside Trustees may no longer defer fees earned in 2006 or later in the form of phantom Common Shares, but may defer such fees into another investment under the Deferred Compensation Plan, including our stock. Any phantom Common Shares remaining on account will continue to earn additional phantom Common Shares, as described above, until they are settled. Phantom Common Shares will be settled based upon the date elected by the Outside Trustee in accordance with the Deferred Compensation Plan. Upon settlement, phantom Common Shares convert to Common Shares on a one-to-one basis. Shares available under the Outside Trustees Plan are used to satisfy this obligation.
Trustee Compensation Summary
      Total compensation received by the members of the Board for 2006 is set forth below

	Fees Earned			All Other
	or Paid in	Stock Awards	Option	Compensation
Trustee(1)	Cash	($)(2)	Awards($)	($)(3)	Total($)

Mr. Cardwell	$52,343	$67,604	—	$62,652	$182,599
Mr. Demeritt	$12,065	$5,974	—	$572	$18,611
Mr. Gerardi	$35,500	$67,604	—	$8,924	$112,028
Ms. Gillis	$49,157	$65,460	—	$30,534	$145,151
Mr. Holmes	$56,000	$67,604	—	$41,797	$165,401
Mr. Kogod(4)	$100,000	—	—	$924	$100,924
Mr. Polk	$48,000	$67,604	—	$40,811	$156,415
Mr. Richman	$53,000	$67,604	—	$51,879	$172,483
Mr. Schweitzer	$65,500	$67,604	—	$59,594	$192,698
Mr. Smith(5)	$459,608	—	$770,801	$1,182	$1,231,591

(1)	Mr. Sellers does not receive additional compensation for his service as a Trustee. For information on Mr. Sellers’ compensation, see the “Summary Compensation Table” below.

(2)	Each Outside Trustee, other than Mr. Demeritt, was awarded 2,000 RSUs on the date of the annual shareholder meetings in 2004, 2005 and 2006; these RSUs vest over three years. On September 19, 2006 Mr. Demeritt joined the board and received a grant of 1,315 RSUs which vest over three years. On February 17, 2004, Ms. Gillis joined the board and received a grant of 504 restricted stock units which vest over three years. The value shown above reflects the amount expensed during fiscal year 2006 for grants made to Outside Trustees. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For more information on this calculation, see note 12 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2007. The value shown below reflects the fair market value of these grants on grant date:

RSU Award Date	RSU Award	Grant Date Fair Value

May 20, 2003	2,000	$48,580
February 17, 2004	504	$13,810
May 21, 2004	2,000	$54,960
May 4, 2005	2,000	$71,960
May 17, 2006	2,000	$95,400
September 19, 2006	1,315	$71,694

The outstanding phantom shares, options and RSUs, including any outstanding DEUs associated with those RSUs, held by each Trustee as of December 31, 2006 are as follows:

			Vested RSUs,	Unvested RSUs,
			Related DEUs and	Related DEUs and
Trustee	Vested Options (#)	Unvested Options (#)	Phantom Shares (#)	Phantom Shares(#)

Mr. Cardwell	15,000	—	26,198	4,117
Mr. Demeritt	—	—	—	1,315
Mr. Gerardi	—	—	700	4,112
Ms. Gillis	—	—	4,708	4,306
Mr. Holmes	—	—	22,569	4,117
Mr. Kogod	—	—	469	—
Mr. Polk	11,250	—	3,211	4,112
Mr. Richman	15,000	—	20,048	4,112
Mr. Schweitzer	15,000	—	12,055	4,117
Mr. Smith	55,750	117,166	600	—

(3)	Includes the value of DEUs earned on January 1, 2007 for 2006 as follows: Mr. Cardwell $41,854; Mr. Gerardi $7,184; Ms. Gillis $9,562; Mr. Holmes $20,651; Mr. Kogod $924; Mr. Polk $23,071; Mr. Richman $30,574; Mr. Schweitzer $41,854 and Mr. Smith $1,182. Such DEUs are earned on all RSU awards and on option awards made prior to May 2000. Includes the value of phantom shares expensed during 2006 as follows: Mr. Cardwell $19,058; Ms. Gillis $19,232; Mr. Holmes $19,406 and Mr. Richman $19,565. Such phantom shares were earned on existing phantom shares on each dividend payable date in 2006, and originally stemmed from the deferral of trustee fees. Includes a payment of $16,000 to Messrs. Schweitzer and Polk for their service on the Board of Directors of AMERITON Properties Incorporated (“Ameriton”), a wholly-owned subsidiary of the Operating Trust. Includes quarterly cash payments equal in amount to the dividend paid on Archstone-Smith Common Shares for RSUs granted in 2006 as follows: Messrs. Cardwell, Gerardi, Holmes, Polk, Richman, Schweitzer and Ms. Gillis $1,740, and Mr. Demeritt $572.

(4)	Mr. Kogod is an employee of Archstone-Smith. Pursuant to the Shareholders’ Agreement (see “Certain Relationships and Transactions — Shareholders’ Agreement”), Mr. Kogod received a salary of $100,000 for his services in 2006.

(5)	Mr. Smith is an employee of Archstone-Smith. Pursuant to the Shareholders’ Agreement (see “Certain Relationships and Transactions — Shareholders’ Agreement”), Mr. Smith received a salary of $309,608 and a bonus of $150,000 for his services in 2006. In addition, pursuant to the terms of the Shareholders’ Agreement, Mr. Smith was awarded 119,500 options on February 15, 2006. Although Mr. Smith’s options vest over a three year period, we were required to expense all of his outstanding unvested options in 2006 because Mr. Smith had reached the age of retirement, which caused all unvested options to be treated as vested for accounting purposes. The grant date fair value of each of the option awards, calculated under the Black-Scholes-Merton model, included in the “Options Awards” column is set forth below:

Grant Date	Options Granted	Fair Value

January 22, 2004	115,250	$160,198
January 20, 2005	112,500	$471,375
February 15, 2006	119,500	$658,445
COMPENSATION DISCUSSION AND ANALYSIS
      The following compensation discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Compensation Policy Objectives and Process
      The Compensation Committee is committed to a compensation philosophy that places significant emphasis on rewarding our Named Executive Officers on the basis of our success in attaining corporate objectives and/or those officers’ success in attaining individual financial and qualitative performance objectives that advance the overall success of the company. The committee’s compensation philosophy is intended to encourage the Named Executive Officers to aggressively pursue company goals in order to generate better long term returns for our shareholders relative to our peer group of multifamily real estate investment trusts and to reward, and therefore encourage, decisions that cause the company to achieve better overall levels of shareholder returns relative to our peer group.
      The Compensation Committee believes that an emphasis on short term quarterly results is not optimal to building a successful company and that a compensation program that combines both financial and non-financial goals provides the right environment in which to provide appropriate incentives for the Named Executive Officers that are best linked to overall long term value creation and the long term success of the company. In addition, the committee believes that, in order to best advance the interests of the company and our shareholders, the committee needs flexibility to consider each individual officer’s performance with respect to corporate goals established for that officer and needs to be able to reward these officers for achieving the company’s long term growth goals. The Compensation Committee has, therefore, attempted to develop and implement a rational and thoughtful compensation program for the company’s senior officers that strikes an appropriate balance between financial and non-financial goals, objective and subjective criteria, short term results and long term value creation.
      The Compensation Committee also takes into account the varying responsibilities of senior officers within the company when establishing compensation. The committee believes that it would be inappropriate to compensate officers whose job responsibilities are more focused on a particular aspect of our business operations based on the company’s performance as a whole when they do not have the ability to directly influence overall company performance. The committee believes that incentives that relate directly to the officer’s area of responsibility and influence are the most effective. Consequently, compensation for these senior officers is more appropriately based on their ability to achieve exemplary results in those areas of the company’s business that are within their control.
      Our compensation program is designed to:

•	attract, reward and retain highly qualified employees.

•	align shareholder and employee interests.

•	reward long term career contributions to Archstone-Smith.

•	emphasize the variable portion of total compensation (cash and equity) as an individual’s level of responsibility increases.

•	provide fully competitive compensation opportunities consistent with performance.

•	encourage teamwork.
      The Compensation Committee conducts a review of its compensation objectives and the levels of compensation for Messrs. Sellers, Freeman and Mueller and Ms. Brower every three years. The Compensation Committee chose a three year period in order to focus senior management on building long term value rather than on achieving short term results, such as quarterly results and, secondarily, to minimize the frequency with which the Compensation Committee is required to conduct a thorough evaluation and benchmarking analysis. The committee believes that three years is a reasonably long period of time that allows measurement of progress, without focusing on short term metrics. The Compensation Committee last conducted its review in October 2005, at which time it set compensation levels and targets for awards to Messrs. Sellers, Freeman and Mueller and Ms. Brower for 2006 through 2008. The Compensation Committee retained FPL Associates to assist it in the review of this three year compensation program. See “Meetings and Committees of the Board” for a description of the role of FPL Associates. During this review, the committee determined that a more detailed study of Mr. Mueller’s compensation was appropriate and, with the assistance of FPL Associates, it completed that process in mid-2006, at which time Mr. Mueller’s compensation was established for 2007 and 2008, with the existing program to continue through 2006. Although Mr. Sellers participates in a majority of the meetings of the Compensation Committee and provides the committee with his thoughts on compensation matters, the final design for the three year compensation program and annual compensation decisions are made solely by the Compensation Committee.
      As part of its review of the compensation package for Messrs. Sellers, Freeman and Mueller and Ms. Brower, the Compensation Committee examined salaries and incentive compensation paid to equivalent officers at two peer groups. The first peer group consisted of the following eight largest publicly-traded multifamily real estate investment trusts, based on total market capitalization as of June 30, 2005: Apartment Investment and Management Company, Avalon Bay Communities, Inc., BRE Properties, Inc., Camden Property Trust, Equity Residential, Essex Property Trust, Inc., Home Properties, Inc. and United Dominion Realty Trust, Inc. The second peer group consisted of ten real estate companies with total market capitalization as of June 30, 2005 similar to us, and included real estate investment companies that invested in both multifamily and non-multifamily assets. The size-based peer group companies were: Apartment Investment and Management Company, Boston Properties, Inc., Developers Diversified Realty Corporation, Equity Residential, Hilton Hotels Corporation, Marriott International, Inc., Kimco Realty Corporation, The Mills Corporation, ProLogis, and Public Storage, Inc. Since most of the companies in the asset-based peer group have a significantly smaller total capitalization than us, the Compensation Committee placed a larger emphasis on the compensation paid to equivalent officers at companies in the size-based peer group, where we were in the 66th percentile.
      The combination of base salary and annual cash bonus, and the combination of base salary, annual target level cash bonus and annual target level incentive stock award, are each designed to deliver a base level of total annual cash compensation slightly higher than the median for companies in the size-based peer group, consistent with our size being slightly larger than the median. To the extent that we outperform the NAREIT Apartment Index, the cash bonus and incentive stock award portions of compensation for certain of the Named Executive Officers increase as described in more detail below and may result in overall compensation being higher than the median for the size-based peer group. If we underperform the NAREIT Apartment Index, then the annual incentive stock award will be at less than the target amount. The committee believes that this approach to compensation fosters achievement by the executives of the company’s objectives.
      Awards earned under the program may be further adjusted up or down at the discretion of the Compensation Committee based on the quality of the results, extraordinary circumstances, and other factors that the Compensation Committee deems relevant. As discussed below, Mr. Sellers’ cash bonus may be reduced by the Compensation Committee if it determines that he has not fully met his performance goals. A portion of the performance units that Mr. Sellers may earn under the special long term incentive program discussed below is discretionary. Because a portion of the cash bonus for Messrs. Freeman and Mueller and Ms. Brower, and a portion of the annual stock award for Messrs. Sellers, Freeman and Mueller and Ms. Brower are based on achievement of individually-established goals, the Compensation Committee also exercises some discretion in determining the extent to which the specific goals for an officer have been attained or exceeded and, consequently, the determination of the portion of the cash bonus and annual stock award to be made. The Compensation Committee’s basis for exercising discretion for 2006 awards is discussed in the notes to the Summary Compensation Table below and in the section below entitled “Criteria for Awards — Annual and Long Term Incentives — Performance Units — Special Long Term Incentive Program”.
      Because the cash bonuses and/or RSU awards for Messrs. Sellers, Freeman and Mueller and Ms. Brower are based on our performance compared with the NAREIT Apartment Index, the Compensation Committee does not meet until January or February of the following year to evaluate the Named Executive Officers’ performance during the previous year and to determine the cash bonus and stock award to be made for the previous year. The actual date of this meeting is determined by the availability of information about peer company performance and is not a set date. The Compensation Committee met on February 23, 2007 to evaluate the performance of Messrs. Sellers, Freeman and Mueller and Ms. Brower during 2006 and to determine the cash bonuses and RSU awards to be made for 2006. The actual cash bonuses and RSU awards granted to these officers on such date are included in the Summary Compensation Table or the notes to the Summary Compensation Table, as appropriate.
      Mr. Neely is principally responsible for overseeing the company’s nationwide development activities. His compensation is based upon the extent to which we have the opportunity to evaluate appropriate development opportunities available in our markets, obtain approvals on those land parcels the company is working to entitle, and are successful in building high quality properties on time and on budget given variations in the market. Consequently, his compensation program is designed to foster and reward achievement in these areas, although the same objectives regarding compensation and the compensation policies described above are applied by management and the Compensation Committee to Mr. Neely’s compensation.
      Mr. Neely’s base salary and his target cash bonus and target annual RSU award are established annually. No benchmarking has been performed with respect to Mr. Neely’s compensation during the past five years. The committee believes that an annual evaluation is appropriate because the development goals for the company, and all of the employees reporting to Mr. Neely on those projects, are determined and reviewed on an annual basis. Each year Messrs. Sellers and Freeman review Mr. Neely’s performance of the goals and objectives established for him for the year by Messrs. Sellers and Freeman with respect to the company’s development activities, as well as with respect to personnel development within these areas of the company. Also taken into consideration are events and circumstances that arose during the year, but which had not been anticipated in determining the goals and objectives for the year. Based on this evaluation, Messrs. Sellers and Freeman make a recommendation to the Compensation Committee with respect to the base salary to be paid Mr. Neely for the following year and the target bonus and target RSU award for the following year, as well as the actual cash bonus and RSU award to be made for the previous year. The Compensation Committee met on December 5, 2006 and on February 23, 2007 to approve the cash bonus and RSU award for Mr. Neely. The actual cash bonus and RSU award granted to Mr. Neely are included in the Summary Compensation Table or the notes to the Summary Compensation Table, as appropriate.
      As noted above, the Compensation Committee completed the three year compensation package for Mr. Mueller in mid-2006. In December 2006, the committee approved Mr. Neely’s 2006 cash bonus and established his compensation for 2007, and took action to change the date upon which the fair market value of options and RSUs granted is priced from the closing price on the business day immediately preceding the date of grant to the closing price on the date of grant. In March 2007, the committee adopted amendments to its charter.
Elements of Compensation
      The key elements of our executive compensation program consist of base salary, annual incentives and long term incentives.

Base Salary
      Base salaries are based on an overall assessment of the executive’s responsibilities and contribution to our success. Base salaries are set at a level which, together with the target level annual cash bonus, is sufficient to provide the officer with a competitive level of basic income.

Cash Bonus
      Our Named Executive Officers are eligible for an annual cash bonus based on their individual and/or our performance. The combination of base salary and cash bonus are paid to provide rewards to these officers for achievement of specific personal and corporate goals during the relevant period of measurement and are not tied to future retention of a given officer, beyond a given calendar year.

Long Term Incentive Awards
      Our Named Executive Officers are eligible for an annual stock award under our Long Term Incentive Plan (the “LTIP”). These types of awards provide the Named Executive Officers with incentives for achievement by linking these officers to shareholders’ goals through stock ownership and encouraging officer retention through the three year vesting. The incentive stock awards, which are described in more detail below, have included options coupled with an annual award of DEUs, options without a DEU component, RSUs with a DEU component, and RSUs with a quarterly cash payment instead of a DEU component. Since January 1, 2002, Messrs. Sellers, Freeman and Mueller and, since January 1, 2005, Ms. Brower, have also been eligible for special long term incentive awards. These awards, which are described in more detail below, have taken the form of performance units, which, if earned, are convertible on a one-for-one basis in Archstone-Smith common shares.

Options
      Our Named Executive Officers have not been awarded options to purchase Common Shares since January 1, 2003. The decision to stop awarding options to the Named Executive Officers, and other senior officers, was made to reduce the dilution to shareholders resulting from the larger number of shares used for incentive compensation with option grants over RSU awards. Prior to January 1, 2000, options granted to Messrs. Sellers, Freeman and Mueller and Ms. Brower earned DEUs, plus DEUs on any DEUs previously earned. DEUs earned on an option may be deferred under our Deferred Compensation Plan, as discussed below. Beginning January 1, 2007 the purchase price of Common Shares under options awarded to employees of the company will be based on the closing price of a Common Share on the New York Stock Exchange as of the date of the award. Prior to January 1, 2007 the purchase price of Common Shares under options awarded to employees, including the Named Executive Officers, was based on the closing price of a Common Share on the New York Stock Exchange as of the close of business on the day immediately preceding the date of the award. All of the options granted to our Named Executive Officers have vested. The full purchase price of each Common Share purchased upon the exercise of any option must be paid at the time of exercise. Except as otherwise determined by the Compensation Committee, the purchase price is payable in cash or in Common Shares (valued at fair market value as of the day of exercise), or in any combination thereof.

Restricted Stock Units
      Our Named Executive Officers are eligible to receive an annual RSU award. As noted above, RSU awards are less dilutive than option grants, and they also encourage the Named Executive Officers, and other of our senior officers, to increase their share ownership, thereby more closely aligning their goals with those of other shareholders. RSU awards also encourage retention through the three year vesting of each RSU award. For awards made prior to January 1, 2006, RSUs earn DEUs, plus DEUs on any DEUs previously earned. For awards made after January 1, 2006, RSUs earn a quarterly cash payment equal to the dividend paid on the equivalent number of our Common Shares for that quarter. RSUs, DEUs earned on RSUs or DEUs, and the quarterly cash payment on RSUs, or any of the foregoing, may be deferred under our Deferred Compensation Plan, as discussed below.

      RSUs vest over a three year period, with one third of each award generally vesting in December of the year of grant and in December of the two succeeding years. At the discretion of the Compensation Committee, an RSU award may be settled in cash rather than Common Shares. The Compensation Committee, however, has not agreed to a settlement in cash since the program was approved in 1997.

Performance Units — Special Long Term Incentive Program
      Messrs. Sellers, Freeman and Mueller and Ms. Brower are eligible to receive an award of performance units through a special long term incentive program established under the LTIP based on our performance over the period January 1, 2006 through December 31, 2008. Mr. Neely is not a participant in this program. Our Special Long Term Incentive Program is designed to incentivize exceptional value creation over and above base level performance and to allow these officers to share in a small portion of the value so created. The number of performance units that vest can range from zero to the entire number of performance units awarded to the officer. The actual number of performance units that vest will be determined by the Compensation Committee in January or February 2009 based upon the performance measures described below under “Criteria for Awards — Annual and Long Term Incentives — Performance Units — Special Long Term Incentive Program”. The vested performance units will be exchanged for an equal number of Common Shares immediately upon vesting, unless deferred under our Deferred Compensation Plan. Any performance units that do not vest will be cancelled. Senior Executive Officers have no right to vote, receive dividends or transfer the performance units until Common Shares are issued in exchange for the vested performance units.
Criteria for Awards
      A significant portion of the total compensation for Messrs. Sellers, Freeman and Mueller and Ms. Brower is based on annual and long term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual’s compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices as well as the executive’s role and relative impact on business results consistent with our variable pay-for-performance philosophy.

Base Salary
      As noted above, base salaries for Messrs. Sellers, Freeman and Mueller and Ms. Brower are established as part of the three year program described above, though salaries are reviewed annually if there are material changes in circumstances. As noted above, Mr. Neely’s base salary is adjusted annually in line with adjustments for our other senior officers.

Annual and Long Term Incentives
      Incentive levels for the annual cash bonuses for Messrs. Freeman, Mueller and Ms. Brower and for the annual stock awards for Messrs. Sellers, Freeman and Mueller and Ms. Brower, are established as part of the three year program described above. The determination of Mr. Sellers’ annual cash bonus, as well as Mr. Neely’s annual cash bonus and annual incentive stock award, are discussed below.

Cash Bonus and RSU Grants
      The actual annual cash bonus paid to Messrs. Freeman and Mueller and Ms. Brower, and the annual RSU awards granted to Messrs. Sellers, Freeman and Mueller and Ms. Brower, are each based on four criteria: (1) achievement of specific corporate goals articulated in writing at the beginning of each year, (2) our compounded annualized total shareholder return (“TSR”) for the three preceding calendar years, compared to the TSR for companies in the NAREIT Apartment Index for the same period, (3) our funds from operation (“FFO”) growth for the calendar year, compared to the weighted average FFO growth for the companies included in the NAREIT Apartment Index for the same period, and (4) our absolute FFO growth for the year compared to the long term growth targets established by the Compensation Committee and the Board. The Compensation Committee has selected the NAREIT Apartment Index as the appropriate peer group index because all of the multifamily real estate investment trusts used by the Compensation Committee for benchmarking are included in this index, it measures performance of real estate investment trusts that invest in multifamily residential apartment projects, and it is weighted based on size of the companies included.
      The Compensation Committee believes that total shareholder return is the most important factor in determining incentive compensation for officers with overall corporate responsibilities since it most effectively aligns the interests of these officers with the interests of our shareholders. TSR is determined by comparing our daily TSR on the last trading day of December of the second prior calendar year to our daily TSR on the last trading day of December of the current compensation calendar year (e.g., to determine TSR for 2006, the comparison was December 31, 2003 to December 29, 2006). The Compensation Committee looks at a three year average in order to reduce the impact of one-time events. To the extent that these officers have provided a better overall return for our shareholders, compared to the shareholder return of comparable companies in the real estate industry, as measured by the NAREIT Apartment Index, they should be rewarded for those accomplishments. The committee’s use of TSR measured over three years as a metric also focuses these officers on long term value creation rather than short term earnings. Because of its importance, 50% of the cash bonus for Messrs. Freeman and Mueller and Ms. Brower and 50% of the RSU grants for Messrs. Sellers, Freeman and Mueller and Ms. Brower for the year is based on this TSR calculation.
      For the cash bonus allocable to this metric for Messrs. Freeman and Mueller and Ms. Brower, three levels of achievement are defined:

•	Target: Performance up to the 50th percentile

•	Target Plus: At or above the 65th percentile

•	High: At or above the 80th percentile
      If our performance is between specified levels, the amount of the cash bonus for the TSR component would equal the interpolated amount based on the actual percentile achieved as compared to the bonus amount for the specified target levels directly above and below the actual percentile achieved (e.g., assuming the bonus based on TSR for the Target level is $100,000 and the bonus for the Target Plus level is $150,000, the actual bonus payout for the TSR component would equal $126,667, if the actual percentile achieved were 58%).
      The committee believes that Messrs. Sellers, Freeman and Mueller and Ms. Brower should receive an RSU award each year — since these awards align the officers’ interests to shareholders’ goals through stock ownership and they encourage officer retention through the three year vesting — but the amounts should be lower if target performance relative to the NAREIT Apartment Index and the other corporate and individual performance metrics are not achieved. However, since the Compensation Committee does not consider the RSU award to be part of base compensation, it has incorporated two lower levels of performance  — Threshold and Threshold Plus — so that performance at lower than the target level will result in a lower RSU award.
      For the RSU award allocable to this metric for Messrs. Sellers, Freeman and Mueller and Ms. Brower, the criteria for TSR relative to the NAREIT Apartment Index are as follows:

•	Threshold: Up to the 20th percentile

•	Threshold Plus: At or above the 35th percentile

•	Target: At or above the 50th percentile

•	Target Plus: At or above the 65th percentile

•	High: At or above the 80th percentile
      If our performance is between specified levels, the amount of the RSU award for the TSR component would equal the interpolated amount based on the actual percentile achieved as compared to the amount of the RSU award for the specified levels directly above and below the actual percentile achieved (e.g., assuming the RSU award based on TSR for the Target level is $100,000 and the RSU award for the Target Plus level is $150,000, the actual RSU award for the TSR component would equal $126,667, if the actual percentile achieved were 58%).
      A second measure commonly used in the real estate industry to measure performance is FFO growth. FFO is a non-GAAP measure that is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies. FFO adjusts GAAP net earnings to exclude depreciation and gains and losses from the sales of previously depreciated properties. Our calculation of FFO includes (i) gains and losses from dispositions of properties acquired or developed by our taxable REIT subsidiaries such as Ameriton, as the fundamental purpose of these entities is to take advantage of short-term investment opportunities, (ii) gains and losses from our international subsidiaries, and (iii) promote incentive fee income resulting from the liquidation of unconsolidated joint ventures, if any. If they relate to a disposition, we exclude prepayment penalties and include the cost or benefit of unamortized purchase accounting-related debt adjustments. Our share of the FFO relating to our unconsolidated entities is calculated on the same basis. The Compensation Committee used two measures of FFO growth, each applicable to 15% of the cash bonus for Messrs. Freeman and Mueller and Ms. Brower, and 15% of the RSU award for Messrs. Sellers, Freeman and Mueller and Ms. Brower. First, the Compensation Committee looks at our FFO growth compared to the FFO growth of our peers, using the NAREIT Apartment Index. As with TSR, the Compensation Committee believes that these officers should be rewarded for outperforming our peers in this area. The second FFO measurement looks at our absolute FFO growth for the year compared to the long term growth targets established by the Compensation Committee and the Board. To the extent that these officers exceed the long term FFO growth targets, they should be rewarded for that achievement. Like the TSR calculation described above, the FFO growth measurements include Target, Target Plus, and High thresholds for the cash bonus, and Threshold, Threshold Plus, Target, Target Plus and High thresholds for the RSU awards.
      Achievement of the FFO-based performance criteria in any given year will depend on a number of factors. However, since the same metrics will be used over a three year period, we believe that an analysis of how often the various target levels were achieved during the past three years will provide guidance as to the likelihood that a particular target level will be met in future years. The charts below set forth in which years each level of achievement was paid for the FFO-based performance metrics for the cash bonus for Messrs. Freeman and Mueller and Ms. Brower and the RSU awards for Messrs. Sellers, Freeman and Mueller and Ms. Brower, respectively, during 2004 through 2006:

	Years in Which Each Achievement
	Level was Paid

Cash Bonus Metric	Target	Target Plus	High

Comparative FFO Growth	2005, 2006		2004
Absolute FFO Growth	2005	2006	2004

	Years in Which Each Achievement Level was Paid

RSU Award Metric	Threshold	Threshold Plus	Target	Target Plus	High

Comparative FFO Growth	2005	2006			2004
Absolute FFO Growth		2005		2006	2004
      The final 20% of the cash bonus for Messrs. Freeman and Mueller and Ms. Brower, and the final 20% of the RSU award for Messrs. Sellers, Freeman and Mueller, and Ms. Brower, is determined based on the individual officer’s accomplishment of specific written goals established in cooperation with the Compensation Committee for that officer at the beginning of each calendar year. This portion of each award is designed to award each individual officer to the extent the officer achieves those specific goals. Because many of these goals are not defined by meeting specific financial goals, the committee exercises some discretion in determining the extent to which the specific goals for an officer have been attained and, consequently, the portion of the bonus and RSU award allocated to this metric that will be awarded. The Compensation Committee will award the target amount allocated to this metric provided that the officer has performed at the appropriate level and to the satisfaction of the Committee, including achievement in all material respects of the goals established for that officer. To the extent that an officer’s performance during the year exceeds the goals established for a specific officer, then the committee will consider an award at a higher level.
      We believe that the allocation described above creates the proper incentives for Messrs. Sellers, Freeman and Mueller and Ms. Brower. A significant portion of the cash bonus and/or RSU award of Messrs. Sellers, Freeman and Mueller and Ms. Brower is based on achievement of individual goals and the ability of the company, under the leadership of these officers, to meet the TSR and FFO growth goals established by the Compensation Committee. Sixty-five percent of the cash bonus for Messrs. Freeman and Mueller and Ms. Brower, and 65% of the RSU award for these officers and for Mr. Sellers, is based on how well our company performs with respect to these metrics compared to other companies in the multifamily real estate industry, as measured by the NAREIT Apartment Index, and, therefore, rewards these officers based on performance relative to those peer companies.
      Based on the foregoing criteria, the maximum cash bonus that Messrs. Freeman and Mueller and Ms.
      Brower can earn, subject to the discretion of the Compensation Committee to modify an award for unusual circumstances or extraordinary performance, for each of 2006, 2007 and 2008 is as follows:

Executive	Target	Target Plus	High

Mr. Freeman	$360,000	$480,000	$640,000
Mr. Mueller (2006)	$280,000	$420,000	$560,000
Mr. Mueller (2007-2008)	$315,000	$475,000	$635,000
Ms. Brower	$180,000	$245,000	$310,000
      The target level is intended to be the minimum amount Messrs. Freeman and Mueller and Ms. Brower will receive as long as he or she is doing a good job in his or her role consistent with the goals agreed to by the Compensation Committee. Messrs. Freeman and Mueller and Ms. Brower can earn above the target level based on the company’s performance under their leadership.
      Based on the foregoing criteria, the RSU award that Messrs. Sellers, Freeman and Mueller and Ms. Brower can earn, subject to the discretion of the Compensation Committee to modify an award for unusual circumstances or extraordinary performance, for each of 2006, 2007 and 2008 is as follows:

Executive	Threshold	Threshold Plus	Target	Target Plus	High

Mr. Sellers	$1,207,500	$1,811,250	$2,415,000	$3,018,750	$3,622,500
Mr. Freeman	$525,000	$682,500	$840,000	$997,500	$1,155,000
Mr. Mueller	$315,000	$472,500	$630,000	$787,500	$945,000
(2006)
Mr. Mueller	$355,000	$534,000	$710,000	$890,000	$1,070,000
(2007-2008)
Ms. Brower	$157,500	$210,000	$262,500	$315,000	$367,500
      The annual cash bonus paid to Mr. Sellers is set at $1,750,000 per year provided he executes in an appropriate and exemplary manner, and to the satisfaction of the Compensation Committee, his managerial responsibilities as the company’s chief executive officer, including developing and executing the company’s strategic plans, overseeing personnel and fostering good morale and retention, succession planning for key positions within the company, providing technology leadership, creating an atmosphere that encourages innovation, maintaining the company’s outstanding development capability, creating value through development activity in our core markets, overseeing our acquisition activity and the repositioning of our portfolio, and creating long term value. The Compensation Committee recognizes that the appropriate and exemplary execution of these goals will not necessarily be immediately reflected in the company’s comparative performance metrics, but believes that they are essential to the long term success of the company. Because we expect our chief executive officer to focus on all aspects of the company’s performance, including the cultural and subjective elements of success as well as objective financial performance, the Compensation Committee believes it is appropriate and in the best interests of our company and our shareholders to consider all of these elements in determining Mr. Sellers’ total compensation. If the Compensation Committee determines that Mr. Sellers has not fully met these goals, then the committee may reduce the bonus by up to $400,000, for a minimum annual cash bonus of $1,350,000.
      Mr. Neely’s target cash bonus and target annual RSU award is set annually in line with those awarded to our other senior officers. As noted above, the amount actually awarded to him by the Compensation Committee is based on the review of his performance undertaken by Messrs. Sellers and Freeman and their recommendation to the Compensation Committee. Mr. Neely’s target cash bonus for 2006 was $275,000, and his target cash bonus for 2007 is $286,000. The target RSU award for Mr. Neely for 2006 was $500,000, and his target RSU award for 2007 is $500,000. As discussed above, the actual amount of the award is based on Mr. Neely’s performance in overseeing and directing the development activities of the company.

Performance Units — Special Long Term Incentive Program
      The table set forth below identifies the number of performance units awarded under our Special Long Term Incentive Program to Messrs. Sellers, Freeman and Mueller and Ms. Brower for the 2006-2008 performance period. As noted above, Mr. Neely is not a participant in this program. As described below, these units will vest only if certain performance targets are met. If none of the targets are met, none of the units will vest.

Performance Unit
Awarded for
2006-2008
Name	(#)(1)

Mr. Sellers(2)	170,908
Mr. Freeman	50,633
Mr. Mueller	39,878
Ms. Brower	15,000

(1)	Performance units that vest will be exchangeable for Common Shares on a one-for-one basis, but the number of performance units that will vest, if any, will be determined in January or February 2009, and will depend on the company’s performance.

(2)	25% of the performance units awarded to Mr. Sellers for the 2006-2008 performance period are subject to vesting based on the Compensation Committee’s evaluation of Mr. Sellers’ progress in achieving specific long term goals, including improving the company’s operating platform, progress on succession planning, creating significant incremental value through the company’s acquisition, disposition and development activities, maintaining high morale and a strong culture within the company, and continued execution of the company’s key goals and objectives during the performance period.
      The actual number of performance units that vest will be determined by the Compensation Committee in January or February 2009. The vested performance units are exchanged for an equal number of Common Shares immediately upon vesting, unless deferred under our Deferred Compensation Plan. Any performance units that do not vest are cancelled. The holders of performance units have no right to vote, receive dividends or transfer the performance units until Common Shares are able to be issued in exchange for the vested performance units.
      The number of performance units that vest can range from zero to the entire number of performance units awarded to the officer. With the exception of Mr. Sellers, vesting for one half of the performance units depends on our average annual compounded TSR for the applicable performance period on an absolute basis (“Absolute TSR”) and vesting for the remaining half of the performance units depends on the percentile our average annual compounded TSR over the applicable period puts us in relation to the companies in the NAREIT Apartment Index, as set forth in the chart below. With respect to Mr. Sellers, 25% of the performance units awarded to him for the 2006-2008 performance period are contingent upon the subjective evaluation of his performance during the performance period by the Compensation Committee based on the criteria described in note (2) to the chart above. Vesting of the remaining 75% of the performance units for the three-year performance period will be determined in the same manner as vesting with respect to the other officers (i.e., 37.5% of the total units awarded to Mr. Sellers will be based on Absolute TSR and the remaining 37.5% will be based on performance relative to the companies in the NAREIT Apartment Index). The following chart describes the percentage of performance units that would vest based on the Company’s average annual compounded TSR during the applicable performance period:

50% of Units Awarded		50% of Units Awarded

	% of These	TSR vs. NAREIT	% of These
Absolute TSR	Units Vested	Apartment Index	Units vested

Less than 11%	0%	Below 60th Percentile	0%
11.0%	40%	60th Percentile	40%
11.5%	50%	65th Percentile	50%
12.0%	60%	70th Percentile	60%
12.5%	70%	75th Percentile	70%
13.0%	80%	80th Percentile	80%
13.5%	90%	85th Percentile	90%
14.0%	100%	90th Percentile	100%
      For the three-year performance period, TSR will be determined by comparing the average of the daily TSR from October 1, 2005 through December 31, 2005 to the average of the daily TSR from October 1, 2008 through December 31, 2008.
Other Compensation Features

Employment and Change in Control Arrangements
      We do not have employment agreements with any of our Named Executive Officers or with any of our other employees. On August 12, 2002, we entered into change in control agreements with each of the Named Executive Officers other than Mr. Neely, with whom we entered into such an agreement on December 8, 2003. Each change in control agreement has a term of one year, which is automatically renewed unless the Board of Trustees elects to terminate it. To avoid an unintended windfall to management upon a friendly change in control, the Named Executive Officers would each be entitled to a payment only if there is a change in control and thereafter the Named Executive Officer’s employment is terminated, or effectively terminated, without cause. For more detailed information on the conditions to payments and regarding the payments that could be made under each change in control agreement, see “Post-Employment Payments” below.

Deferred Compensation
      Each of our Named Executive Officers is eligible to participate in our 401(k) plan (the “401(k) Plan”) and our deferred compensation plan (the “Deferred Compensation Plan”).
      Under the 401(k) Plan, each employee, including the Named Executive Officers, could contribute up to $15,000 of his or her salary in 2006. Contributions equal to 6% of a contributing employee’s salary (not to exceed $15,000), including contributions by the Named Executive Officers, receive a matching contribution by Archstone-Smith in Common Shares. Each year, we test the 401(k) Plan to ensure that our highly compensated employees, which include all of the Named Executive Officers, do not receive more benefits than our non-highly compensated employees. If the benefits to the highly compensated employees exceed the benefits to the non-highly compensated employees by more than 2%, then a portion of the contributions made by the highly compensated employees is returned to those highly compensated employees until the benefits meet the test. At the election of the highly compensated employee, these excess contributions are either returned to the employee or contributed to the Deferred Compensation Plan.
      Under the Deferred Compensation Plan, the Named Executive Officers may elect to defer payment of up to 75 percent of their base salary, 90 percent of their cash bonuses and certain amounts which cannot be contributed to our 401(k) Plan due to limitations of the Internal Revenue Code. The minimum deferral for any calendar year is generally $5,000. The Deferred Compensation Plan is funded into a “rabbi trust” and participants in the Deferred Compensation Plan are treated as our unsecured general creditors. Each of our Named Executive Officers participates in the Deferred Compensation Plan.
      Amounts deferred under the Deferred Compensation Plan earn a rate of return based on a hypothetical investment in investment choices selected by the Named Executive Officer from alternatives we provide. Although we are not required to do so, our Deferred Compensation Plan does actually invest in the selected investments. Any actual investment we make, in our discretion, is treated as part of our general assets.
      Participants in the Deferred Compensation Plan receive payment of deferred amounts as of the date selected by the participant, which generally must be at least three years after the date on which the amount would otherwise have been payable to the individual. (This does not apply to settlements of RSUs or DEUs deferred into the Deferred Compensation Plan, which are described below.) All amounts are paid upon a participant’s termination of employment (although delayed payment may be provided in certain cases). Payments are made in the form of a lump sum or installments over a period not exceeding 5 years (15 years in the case of a participant whose employment terminates after the sum of his or her age and years of service equals at least 55). If the value of a participant’s account balance is less than $10,000, it will be paid in a lump sum. Payment prior to the deferred date elected by a participant (or prior to termination of employment) is permitted only in limited circumstances. Except as described below (or as discussed above with respect to Outside Trustees), all payments from the Deferred Compensation Plan are made in cash.
      Certain benefits under the Deferred Compensation Plan may be subject to Section 409A of the Internal Revenue Code. We intend to administer the plan in a manner that complies with section 409A and to amend the plan as and when needed in order to conform to the requirements of Section 409A, all as set forth in applicable IRS guidance when it is issued.
      Prior to 2002, a Named Executive Officer receiving an award of RSUs under the LTIP could elect to defer settlement of such RSUs to a future date so that upon vesting, the RSUs would remain deferred under the Deferred Compensation Plan rather than being settled in the form of Common Shares. Such deferred RSUs would continue to earn DEUs in accordance with a formula applicable to the award under the LTIP. Options granted to Senior Executive Officers prior to 2000 also earned DEUs. DEUs thus earned also earned DEUs in accordance with the LTIP. Upon the settlement date selected by the Named Executive Officer in accordance with the Deferred Compensation Plan, the RSUs and/or DEUs would convert to Common Shares on a one-to-one basis. Common Shares available under the LTIP Plan are used to satisfy this obligation. With respect to awards granted after January 1, 2002, an individual receiving an award of RSUs could either elect to defer the vesting of such units as described above, or upon vesting elect to have the cash value of the RSUs deferred into the Deferred Compensation Plan.
POST-EMPLOYMENT PAYMENTS
      We have not entered into an employment contract with any Named Executive Officer, nor are our Named Executive Officers subject to our Severance Plan. Upon a termination of employment, whether voluntary or involuntary (but excluding a termination following a change in control, which is discussed below) or the result of retirement, death or disability, the company has no contractual obligation to give a Named Executive Officer anything over and above what he or she has contributed previously to accounts under the 401(k) Plan (including vested matching contributions) and the Deferred Compensation Plan, earnings on the amounts contributed, and his or her already vested options, RSUs and DEUs. The Compensation Committee may, however, in its discretion, grant the Named Executive Officer additional severance amounts and/or benefits or additional payments and/or benefits upon the retirement, death or disability of the Named

Executive Officer should the committee consider it appropriate under the circumstances. As of December 31, 2006, the value of the currently vested accounts for each Named Executive Officer was:

Value of 401(k) Plan,
Deferred Compensation Plan
and Vested Stock Awards
Officer	as of December 31, 2006 (1)

Mr. Sellers	$28,589,881
Mr. Freeman	$13,384,758
Mr. Mueller	$7,792,335
Ms. Brower	$3,912,160
Mr. Neely	$2,158,449

(1)	All stock awards are valued based on our common share closing price on December 29, 2006 of $58.21.
      On March 13, 2007, we filed a Form 8-K with the SEC outlining the payments that we would make to Mr. Freeman upon his retirement on December 31, 2007. All arrangements and payments are conditioned upon Mr. Freeman’s entering into a non-competition agreement in connection with his retirement on December 31, 2007. We will pay Mr. Freeman a base salary of $450,000 for the period from January 1, 2008 through December 31, 2008, in consideration for which Mr. Freeman will be available as a consultant and advisor to us upon our request. There will be no written consulting agreement relating to these services. Mr. Freeman will not be eligible for any cash bonus or stock award for his services performed during 2008. We will provide Mr. Freeman with health insurance coverage in accordance with our policy for full-time employees. None of the unvested RSUs granted to Mr. Freeman, including RSUs to be granted in February 2008 as part of his 2007 compensation, will be forfeited upon the termination of his services on December 31, 2008, but will continue to vest over a three year period from the date of grant. Mr. Freeman is eligible to receive an award of performance units through the special long term incentive program described above. The Compensation Committee will determine how many performance units Mr. Freeman will earn under this program in early 2009. The Board has determined that Mr. Freeman will be entitled to receive two-thirds of any performance units which would otherwise have been granted to him by the Compensation Committee under this program in 2009.
      On August 12, 2002, we entered into change in control agreements with each of the Named Executive Officers other than Mr. Neely, with whom we entered into such an agreement on December 8, 2003. Each change in control agreement has a term of one year, which is automatically renewed unless the Board of Trustees elects to terminate it. The Named Executive Officers would each be entitled to a payment only if there is both a change in control and thereafter the Named Executive Officer’s employment is terminated, or effectively terminated, without cause, as more fully described below.
      Under these agreements, a “change in control” occurs if our shareholders approve (a) the merger of Archstone-Smith or of Archstone-Smith Operating Trust with or into another entity, (b) the sale by Archstone-Smith Operating Trust of substantially all of its assets, or (c) a plan of liquidation of either Archstone-Smith or the Archstone-Smith Operating Trust and, following the consummation of the approved transaction, the original shareholders of Archstone-Smith do not constitute 75% of the shareholders of the resulting entity. A change of control also occurs if (i) a third party acquires over 25% of the outstanding Common Shares of Archstone-Smith, other than in a transaction where Archstone-Smith issues the shares to such third party, or (ii) there is a change in a majority of the trustees of Archstone-Smith during any period of two consecutive years, other than as a result of the election, or nomination for election by Archstone-Smith’s shareholders, of a person whose nomination was approved by a two-thirds majority of the Trustees who were in office at the beginning of such two year period.
      A protective period has been established for each of our Named Executive Officers: thirty-six (36) months in the case of Mr. Sellers, twenty-four (24) months in the case of Messrs. Freeman and Mueller and Ms. Brower, and twelve (12) months in the case of Mr. Neely. The applicable protective period was set based on the officer’s level of responsibility. During the protective period, if the Named Executive Officer’s employment is terminated without cause, other than as a result of the officer’s death or disability, or if the officer resigns as a result of, among other matters, a material adverse change in the nature or scope of the officer’s duties or authority, then the officer will be entitled to receive a lump-sum payment. In addition, the officer will be entitled to the continuation during the applicable protective period following the date of termination of medical insurance, disability income protection, life insurance and death benefits, and perquisites, or personal benefits, equivalent to those available to the officer on the date of termination. The terminated officer will also receive outplacement services of up to $20,000 in the case of Mr. Sellers, $15,000 in the case of Messrs. Freeman and Mueller and Ms. Brower, and $10,000 in the case of Mr. Neely. Finally, all unvested share awards previously granted to the Named Executive Officer will vest.
      The severance payment will be equal to a multiple — 3 in the case of Mr. Sellers, 2 in the case of Messrs. Freeman and Mueller and Ms. Brower, and 1 in the case of Mr. Neely (the “Multiple”) — of base salary for the year in which termination occurs plus the Multiple times the greater of (i) the officer’s target cash bonus for the year in which termination occurs, based on the highest applicable performance targets having been met, or (ii) the actual cash bonus awarded to the officer for the year immediately preceding the year in which termination occurs. Each Named Executive Officer will also receive, if terminated within the protective period, an amount equal to the officer’s unpaid pro-rated salary through the date of termination, the pro-rated target bonus that would be paid to the officer if the highest applicable performance targets were met for the year of termination, and an additional payment required to compensate the officer for any excise taxes imposed upon the severance payments made under the officer’s agreement.
      The payments that would be made to each Named Executive Officer under his or her change in control agreement, assuming that a triggering event had occurred and that the Named Executive Officer’s employment was terminated as of December 31, 2006, are as follows: Mr. Sellers, $23,750,501, which amount includes personal benefits (described above) of approximately $18,000 and the remainder of which is comprised primarily of the value of accelerated stock awards; Mr. Freeman, $10,921,516, which amount includes personal benefits of approximately $11,000 and the remainder of which is comprised primarily of the value of accelerated stock awards and coverage of excise tax payments; Mr. Mueller, $8,938,898, which amount includes personal benefits of $6,000 and the remainder of which is comprised primarily of the value of accelerated stock awards and coverage of excise tax payments; Ms. Brower, $4,478,800, which amount includes personal benefits of $8,000; and Mr. Neely, $1,819,903, which amount includes personal benefits of $5,000. None of our Named Executive Officers received personal benefits in excess of $10,000 in 2006. For purposes of calculating the personal benefits that would be paid following a change in control and termination, we used the approximate value of the personal benefits received in 2006 multiplied by the Multiple. All accelerated stock awards were valued using our December 29, 2006 common share closing price of $58.21.
TAX IMPLICATIONS OF COMPENSATION
      In making compensation decisions, the Compensation Committee takes into account the applicability of and the limitations imposed by Section 162(m) of the Internal Revenue Code on the deductibility of compensation paid to certain executives to the extent such compensation exceeds $1 million per executive. The law exempts compensation paid under plans that relate compensation to performance. Although our plans are designed to relate compensation to performance, certain elements of the plans may not meet the tax law’s requirements because they allow the Compensation Committee to exercise discretion in setting compensation. The Compensation Committee is of the opinion that it is better to retain discretion in determining executive compensation. However, the Compensation Committee monitors the requirements of the Internal Revenue Code on an ongoing basis to determine what actions, if any, should be taken with respect to Section 162(m).
2006 EXECUTIVE COMPENSATION
      The following table sets forth the information required by Item 402 of Regulation S-K, promulgated by the SEC. The amounts shown represent a summary of all compensation paid to our Named Executive Officers for the fiscal year ended December 31, 2006. In accordance with Item 402, the Summary Compensation Table below does not include the equity awards that were granted on February 23, 2007 as part of 2006 compensation. Information regarding the 2007 awards is included in Note (2). The cash bonuses awarded to the Named Executive Officer, also determined on February 23, 2007, are included in the Summary Compensation Table below, under the “Bonus” or “Non-Equity Incentive Plan Compensation” column, as appropriate. The basis for making both the RSU awards and the cash bonus awards to these officers is detailed in Notes (1), (2) and (3) to this table.
SUMMARY COMPENSATION TABLE

					Non-Equity
					Incentive
				Stock	Plan	All Other
Name and		Salary	Bonus	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

R. Scot Sellers	2006	$750,000	$1,750,000	$2,937,500	—	$602,034	$6,039,534
Chairman & Chief
Executive Officer
J. Lindsay Freeman	2006	$450,000	—	$969,572	$554,000	$409,738	$2,383,310
Chief Operating
Officer
Charles E. Mueller, Jr.	2006	$380,000	—	$765,536	$475,300	$212,690	$1,833,526
Chief Financial
Officer
Caroline Brower	2006	$335,000	—	$304,933	$276,075	$90,721	$1,006,729
General Counsel
Alfred G. Neely, President —	2006	$375,000	$412,500	$550,012	—	$102,185	$1,439,697
Charles E. Smith
Residential Division &
Chief Development Officer

(1)	Includes amounts earned in 2006 that were paid in 2007. The bonus amount for Mr. Sellers was based on the Compensation Committee’s determination that, as detailed in “Compensation Discussion and Analysis — Criteria for Awards — Annual and Long Term Incentives — Cash Bonus and RSU Grants”, he had executed his managerial responsibilities as the company’s chief executive officer in an appropriate and exemplary manner. Mr. Neely was awarded a cash bonus of $412,500, or $137,500 over the target amount, based on his excellent accomplishments with respect to the company’s development projects.

(2)	Consists of the compensation expense recognized by the company in 2006 related to long term equity incentive awards computed in accordance with FAS 123R. The amounts include the expense recorded in 2006 relating to the amortization of awards made in earlier years as well as the expense relating to the amortization of awards granted in 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For more information on this calculation, see note 12 to the company’s audited financial statements for the fiscal year ended December 31, 2006 included in the company’s Annual Report on Form 10-K filed with the SEC on March 1, 2007. The following awards were made on February 23, 2007 for fiscal year 2006. The value is based on the number of RSUs granted multiplied by $58.62, the closing price of Archstone-Smith Common Shares on the date of grant.

	RSUs Granted (#)	RSUs Granted($)

Mr. Sellers	55,839	$3,273,282
Mr. Freeman	18,284	$1,071,808
Mr. Mueller	14,495	$849,697
Ms. Brower	5,844	$342,575
Mr. Neely	11,088	$649,979

RSU awards for Messrs. Sellers, Freeman and Mueller and Ms. Brower were based on our achieving TSR placing us in the 81st percentile, compared to the NAREIT Apartment Index, FFO growth relative to the NAREIT Apartment Index that resulted in an award at slightly below the target amount, and absolute FFO growth slightly above the target plus amount. The Compensation Committee also determined that each of these officers satisfied or exceeded, in some instances by very large margins, the corporate goals established for such officer — meeting budgeted revenue and growth in net operating income, adding a specific volume of new development transactions to the pipeline, meeting the budget for Ameriton performance, completing the disposition of the majority of our non-core assets during 2006, maintaining a high level of corporate morale, and maintaining an industry-leading position in innovation and continuous improvements in our operating platform — which resulted in the portion of the RSU awards tied to the achievement of each officer’s individual corporate goals at slightly above the target plus level for each officer. Mr. Neely was awarded RSUs with a value of $650,000, or $150,000 over the target amount, based on his excellent accomplishments with respect to the company’s development projects.

(3)	Includes amounts earned in 2006 that were paid in 2007. Bonus amounts for Messrs. Freeman and Mueller and Ms. Brower were based on our achieving TSR placing us in the 81st percentile, compared to the NAREIT Apartment Index, FFO growth relative to the NAREIT Apartment Index that resulted in an award at the target amount, and absolute FFO growth slightly above the target plus amount. As noted in Note (2) above, the Compensation Committee also determined that each of these officers satisfied or exceeded, in some instances by very large margins the goals established for such officer, which resulted in awards based on individual corporate goals at slightly above the target plus level for each officer.

(4)	Includes the following amounts:

			Quarterly
	401(k)		Cash
	Company	Life	Payments on	DEUs
Officer	Match	Insurance	RSUs(a)	Earned(b)	Total

Mr. Sellers	$4,537	$810	$119,307	$477,380	$602,034
Mr. Freeman	$4,537	$3,564	$60,992	$340,645	$409,738
Mr. Mueller	$4,537	$540	$31,120	$176,493	$212,690
Ms. Brower	$4,537	$2,322	$12,380	$71,482	$90,721
Mr. Neely	$4,537	$3,564	$24,814	$69,270	$102,185

(a)	Quarterly cash payments equal in amount to the dividend paid on Archstone-Smith Common Shares were earned on outstanding RSUs granted in 2006.

(b)	DEUs were earned on January 1, 2007 on outstanding RSUs granted prior to 2006, DEUs previously earned and options granted between 1997 and 1999 as follows:

	DEUs Earned on	DEUs Earned on
	Vested RSUs and	Unvested RSUs and	DEUs Earned on	Total DEUs
Officer	DEUs(#)	DEUs(#)	Vested Options(#)	Earned(#)

Mr. Sellers	6,650	1,020	531	8,201
Mr. Freeman	4,729	333	790	5,852
Mr. Mueller	2,765	267	—	3,032
Ms. Brower	372	105	751	1,228
Mr. Neely	988	202	—	1,190

Grants of Plan Based Awards
      The following table sets forth information with respect to plan-based awards granted in or for 2006 to the Named Executive Officers. The “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” column in the table reflects the threshold, target and high amounts that Messrs. Freeman and Mueller and Ms. Brower were eligible to earn as an annual cash bonus for 2006. See “Compensation Discussion and Analysis — Criteria for Awards — Annual and Long Term Incentives — Cash Bonus and RSU Grants.” The “All Other Stock Awards” column reflects the RSUs awarded on February 15, 2006 as part of each officer’s compensation for 2005. Information regarding RSU awards made on February 23, 2007 as part of each officer’s 2006 compensation is included in Note (2) to the “Summary Compensation Table”. Information regarding the performance units awarded under our special long term incentive program on October 4, 2005 is included in “Compensation Discussion and Analysis — Criteria for Awards — Annual and Long Term Incentives — Performance Units — Special Long Term Incentive Program.”

					All Other
		Estimated Possible Payouts Under			Stock Awards:
		Non-Equity Incentive Plan Awards(1)			Number of Shares	Grant Date Fair
	Grant				of Stock or	Value of Awards
Name	Date	Target($)	Target Plus($)	High($)	Units(#)(2)	(3)

Mr. Sellers	2/15/06				68,567	$3,125,284
Mr. Freeman	2/15/06				22,492	$1,025,185
Mr. Mueller	2/15/06				17,885	$815,198
Ms. Brower	2/15/06				7,115	$324,302
Mr. Neely	2/15/06				14,261	650,016
Mr. Freeman	2/23/07	$360,000	$480,000	$640,000
Mr. Mueller	2/23/07	$280,000	$420,000	$560,000
Ms. Brower	2/23/07	$180,000	$245,000	$310,000

(1)	Represents the range for cash bonuses that could be earned based on our 2006 performance. See “Compensation Discussion and Analysis” for more information on the criteria upon which cash bonuses will be awarded and “Summary Compensation Table” for information on the actual bonuses awarded for 2006.

(2)	The RSU awards made on February 15, 2006 vest ratably on December 4, 2006, December 4, 2007 and December 4, 2008.

(3)	Through 2006, the grant date fair value on grants made under the Long Term Incentive Plan was defined as the closing price of Archstone-Smith Common Shares on the New York Stock Exchange on the business day immediately preceding the grant date. Beginning January 1, 2007, the grant date fair value was defined as the closing price of Archstone-Smith Common Shares on the New York Stock Exchange on the date of grant. The relevant closing price for grants made on February 15, 2006 was $45.58.

Outstanding Equity Awards at Fiscal Year-End
      The following table sets forth information with respect to outstanding equity awards held by the Named Executive Officers as of December 31, 2006:

				Stock Awards

							Equity
						Equity	Incentive Plan
						Incentive Plan	Awards:
						Awards:	Market or
	Option Awards					Number of	Payout Value
				Number of	Market Value	Unearned	of Unearned
	Number of			Shares or	of Shares or	Shares, Units	Shares, Units
	Securities			Units of	Units of	or Other	or Other
	Underlying			Stock that	Stock that	Rights that	Rights that
	Unexercised	Option	Option	have Not	have not	have not	have not
	Options (#)	Exercise	Expiration	Vested	Vested	Vested	Vested
Officer	Exercisable	Price ($)	Date	(#)(1)	($)(1)	(#)(2)	($)(2)

Mr. Sellers	218,354	$23.09	12/3/12
Mr. Mueller	56,962	$23.09	12/3/12
Ms. Brower	15,789	$19.00	12/14/09
Ms. Brower	9,469	$25.72	12/4/11
Ms. Brower	7,503	$23.09	12/3/12
Mr. Sellers				28,827	$1,678,020
Mr. Sellers				45,711	$2,660,837
Mr. Freeman				9,415	$548,047
Mr. Freeman				14,994	$872,801
Mr. Mueller				7,540	$438,903
Mr. Mueller				11,923	$694,038
Ms. Brower				2,970	$172,884
Ms. Brower				4,743	$276,090
Mr. Neely				5,695	$331,506
Mr. Neely				9,507	$553,402
Mr. Sellers						88,017	$5,123,470
Mr. Freeman						25,316	$1,473,644
Mr. Mueller						19,939	$1,160,649
Ms. Brower						7,500	$436,575

(1)	RSUs vesting on December 4, 2007: Mr. Sellers 51,683; Mr. Freeman 16,912; Mr. Mueller 13,502; Ms. Brower 5,342; and Mr. Neely 10,449. RSUs vesting on December 4, 2008: Mr. Sellers 22,855; Mr. Freeman 7,497; Mr. Mueller 5,961; Ms. Brower 2,371; and Mr. Neely 4,753. The market value was determined by multiplying the number of stock awards by $58.21, the closing price of Archstone-Smith Common Shares on December 29, 2006.

(2)	The number of performance units awarded under the special long term incentive program — see “Compensation Discussion and Analysis — Criteria for Awards — Annual and Long Term Incentives — Performance Units — Special Long Term Incentive Program” — has been estimated based on our performance during the first year of the three year performance period. During that period, our Absolute TSR was 44%, which would have resulted in 100% of the performance units allocated to that metric vesting for each officer, and our TSR relative to the NAREIT Apartment Index put us in the 56th percentile, which would have resulted in none of the performance units allocated to that metric vesting. For purposes of this analysis, we have assumed that 50% of the 25% of Mr. Sellers’ performance units that are to be awarded in the discretion of the Compensation Committee were fully vested, which is the same percent of the discretionary performance units that were vested under the 2004-2006 special long term incentive program. The market value was determined by multiplying the number of performance units determined as described above by $58.21, the closing price of Archstone-Smith Common Shares on December 29, 2006.

Option Exercises and Stock Vested
      The following table sets forth information with respect to the exercise of stock options during 2006, and the vesting of restricted stock as of December 31, 2006 by the Named Executive Officers.

	Option Awards		Stock Awards

	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Officer	(#)	($)	(#)(1)	($)(1)

Mr. Sellers	333,982	$8,699,967	142,096	$7,790,420
Mr. Freeman	22,503	$517,510	48,675	$2,640,623
Mr. Mueller	52,028	$1,201,979	37,357	$2,011,639
Ms. Brower	39,829	$984,512	14,594	$797,846
Mr. Neely	—	—	20,334	$1,154,874

(1)	The following RSUs and related DEUs vested in 2006 but were deferred under the Deferred Compensation Plan in either stock or cash equivalents; valuation is based upon the closing price of Archstone-Smith Common Shares on the vest date: Mr. Sellers, 127,914 units valued at $7,091,965; Mr. Freeman, 47,885 units valued at $2,607,530; Mr. Mueller, 14,500 units valued at $870,639; Ms. Brower 3,800 units valued at $174,914 and Mr. Neely, 3,367 units valued at $152,450. Option DEUs are earned on vested options and therefore become vested immediately, but remain on account until one of three triggering events takes place: (1) termination, (2) exercise of the associated option or (3) expiration of the option. The following Option DEUs were earned and vested on January 1, 2006, value is based on the December 31, 2005 closing price of $41.89: Mr. Sellers, 531 units valued at $22,244; Mr. Freeman, 790 units valued at $33,093; and Ms. Brower, 751 units valued at $31,459.

Non-Qualified Deferred Compensation
      As described in more detail in “Compensation Discussion and Analysis — Other Compensation Features — Deferred Compensation”, our Named Executive Officers may elect to participate in our Deferred Compensation Plan. We do not match contributions made by any employee, including the Named Executive Officers, to the Deferred Compensation Plan. Deferrals can be made to the Deferred Compensation Plan from cash compensation paid in the form of current base salary, annual cash bonuses, and excess 401(k) Plan contributions. In addition, RSUs and DEUs that have been awarded to a Named Executive Officer can, upon vesting, be deferred into the Deferred Compensation Plan either in the form of RSUs and DEUs or the cash equivalent. Cash equivalents are subject to FICA taxation prior to transfer into the Deferred Compensation Plan. All amounts deferred represent cash compensation earned in 2006 and RSUs and DEUs which vested in 2006.. The following table sets forth information with respect to non-qualified deferred compensation of the Named Executive Officers as of December 31, 2006.

	Executive Contributions						Aggregate Balance at
	in			Aggregate Earnings in			Last FYE ($)
	Last FY ($)			Last FY ($)
			Registrant			Aggregate	Aggregate	Aggregate	Aggregate
	Deferred	Deferred	Contributions	Deferred	Deferred	Withdrawals/	Deferred	Deferred	Balance of
	Stock	Cash	in Last	Stock	Cash	Distributions	Stock	Cash	all
Name	Awards(1)	Amounts(2)	FY ($)	Awards(3)	Amounts(4)	($)(5)	Awards	Amounts	Deferrals

Mr. Sellers	$3,136,124	$3,903,471	$0	$2,119,574	$1,117,083	$1,933,343	$8,884,187	$11,723,287	$20,567,470
Mr. Freeman	$2,607,530	$0	$0	$2,009,774	$104,297	$0	$9,314,296	$2,486,985	$11,801,725
Mr. Mueller	$870,639	$73,199	$0	$1,033,571	$126,211	$540,263	$4,444,784	$1,128,167	$5,566,611
Ms. Brower	$0	$250,011	$0	$66,058	$62,854	$235,615	$0	$1,606,903	$1,606,903
Mr. Neely	$152,450	$24,454	$0	$239,631	$58,098	$0	$1,007,162	$562,399	$1,569,561

(1)	This column includes for Messrs. Sellers, Freeman, Mueller and Neely the value of RSUs and DEUs which vested in 2006 but whose settlement in the form of Common Shares was deferred until a later date. Valuation of these RSUs and DEUs is based on the closing price of Archstone-Smith Common Shares on the date of vest.

(2)	This column includes amounts deferred by Messrs. Sellers and Mueller from the refund of excess 401(k) contributions, which are included in the Summary Compensation Table under “All Other Compensation”; by Mr. Mueller from his base salary, which is included in the Summary Compensation Table under “Salary”; by Ms. Brower from her cash bonus, which is included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”, and by Ms. Brower and Mr. Neely for quarterly cash payments on RSUs, which is included in the Summary Compensation Table under “All Other Compensation”. It also includes amounts where Mr. Sellers and Ms. Brower deferred the cash equivalent of RSUs vesting in 2006.

(3)	Includes the appreciation or depreciation in the share value of Archstone-Smith Common Shares, RSUs and/or DEUs held in the Deferred Compensation Plan from January 1, 2006 or the date of contribution to the Deferred Compensation Plan, as applicable, through the earlier of the date of settlement or December 31, 2006.

(4)	Includes earnings or losses on mutual fund investments.

(5)	Withdrawals for 2006 represent settlement of previously-deferred RSUs or DEUs which were settled in the form of Archstone-Smith Common Shares.

COMPENSATION COMMITTEE REPORT
      The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference from this Proxy Statement into the company’s Annual Report on Form 10-K for 2006.

John C. Schweitzer, Chairman
James H. Polk, III
John M. Richman
REPORT OF THE AUDIT COMMITTEE
      Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future related filings with the SEC, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.
      The Audit Committee has reviewed and discussed Archstone-Smith’s unaudited financial statements for the quarters ended March 31, June 30 and September 30, 2006 and our December 31, 2006 audited financial statements with management and with KPMG LLP, our independent registered public accountants. Each member of the Audit Committee is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange.
      Our Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. This included (i) the auditor’s judgment about the quality, not just the acceptability, of our accounting principles as applied in our financial reporting, (ii) methods used to account for significant unusual transactions, (iii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (iv) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates, and (v) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and disclosures in the financial statements.
      The Audit Committee has also received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 regarding their independence, and has discussed with KPMG LLP their independence relative to us, including whether the provision of their services is compatible with maintaining KPMG LLP’s independence.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the December 31, 2006 audited financial statement be included in our Annual Report on Form 10-K filed with the SEC.

Ruth Ann M. Gillis, Chairman
James A. Cardwell
Stephen R. Demeritt
Ned S. Holmes
James H. Polk, III

CERTAIN RELATIONSHIPS AND TRANSACTIONS
Shareholders’ Agreement
      In connection with our merger with Smith Residential, we entered into a Shareholders’ Agreement with the Operating Trust, Robert H. Smith and Robert P. Kogod, pursuant to which Robert H. Smith, Robert P. Kogod and Ernest A. Gerardi, Jr. became members of the Archstone-Smith Board of Trustees. Each of Messrs. Smith and Kogod, or their replacement nominees, will have the right to be nominated to serve on our Board of Trustees until October 2011, provided that such person or persons or entities related to such person continue to beneficially own at least 1,000,000 Archstone-Smith Common Shares. Messrs. Smith and Kogod, or their replacement nominees, will also serve as members of the Executive and Investment Committee for so long as such persons have the right to be nominated as Trustees.
      In accordance with the Shareholders’ Agreement, throughout Mr. Smith’s employment with us he will be entitled to receive an annual minimum salary of $300,000 and an annual minimum bonus of $150,000. Throughout Mr. Kogod’s employment with us he will be entitled to receive an annual minimum salary of $100,000. In addition, during each year of his employment with us, Mr. Smith will be entitled to receive options to purchase not less than 100,000 of our Common Shares. Mr. Smith has indicated that he intends to end his employment with us on or before December 31, 2007.
Tax-Related Undertakings of the Operating Trust
      In connection with the merger of Archstone Communities Trust with Charles E. Smith Residential Realty L.P. (“Smith Partnership”) on October 31, 2001, the Operating Trust has agreed in its current declaration of trust, for the benefit of the limited partners of the Smith Partnership that were converted into units of the Operating Trust, not to sell, exchange or otherwise dispose of, except in tax-free or tax-deferred transactions, any of the properties that were held by Smith Partnership (the “Smith Partnership Properties”) or any interest therein, or any of the Operating Trust’s interest (as successor to Smith Partnership) in Smith Realty Company, a wholly owned subsidiary that provides property management services to the Operating Trust (as successor to Smith Partnership) and third parties. These restrictions, which benefit Messrs. Smith and Kogod, among others, are effective until January 1, 2022. In addition, the Operating Trust has agreed to maintain specified levels of borrowings outstanding with respect to the Smith Partnership Properties for the same period, and has made other specified undertakings. These provisions are intended to ensure that the former holders of Smith Partnership units who now hold units of the Operating Trust will be able to continue to defer the gain that would be recognized by them for tax purposes upon a sale by the Operating Trust of any one or more of the Smith Partnership Properties, upon the sale by the Operating Trust of any of its interest in Smith Realty Company, or upon the repayment of borrowings relating to the Smith Partnership Properties. If the Operating Trust sells any of the Smith Partnership Properties or any interest therein or its interest in Smith Realty Company without satisfaction of certain conditions, or repays borrowings relating to the Smith Partnership Properties, the Operating Trust may be liable for monetary damages for engaging in these undertakings.
Related Party Transaction Policy
      The Board has adopted a policy for the approval of all “related person” transactions. Under this policy, “related persons” include trustees, executive officers, certain family members of trustees and executive officers, certain entities in which a trustee, executive officer, or one of the designated family members is employed, is a principal or owns a controlling interest, charities in which a trustee, executive officer or one of the designated family members is employed or is on the managing board, and shareholders who hold more than 5% of our Common Shares. Other than certain pre-approved transactions described in the policy, any transaction in which Archstone-Smith is a participant and in which any related person (other than a shareholder) has a material interest having a value in excess of $120,000 must be reviewed and approved by the Audit Committee. Any transaction in which Archstone-Smith is a participant and in which a shareholder holding more than 5% of our Common Shares has a material interest must be reviewed and approved by the Board.

Related Party Transactions
      Archstone-Smith has the following business relationships with business entities or family members of Board of Trustee members Robert H. Smith and Robert P. Kogod, each of which was approved by the Board in connection with the merger of Archstone Communities Trust and Smith Residential in 2001:
      On April 8, 2002, the Operating Trust entered into an Office Space Easement and Cost Sharing Arrangement with CESM, Inc. and others. CESM, Inc. is controlled by two of our trustees, Mr. Smith and Mr. Kogod. During 2006, CESM, Inc. paid to us a total of $99,355 for office services provided by us to CESM, Inc. and $32,783 for certain employee expenses. For that same period, we paid to CESM, Inc. $234,480 for a portion of the rent due for the executive suites that CESM, Inc. leases and that is utilized by Mr. Smith and Mr. Kogod while working for us and $56,825 for certain employee expenses to support Mr. Smith and Mr. Kogod.
      Mr. Smith owns a residence in a condominium in Crystal City. Archstone-Smith staffed the property with doormen, maintenance, and administrative staff. We were reimbursed by the condominium association for payroll and benefits costs for these employees and we received a monthly management fee of $1,800 for other Archstone-Smith management oversight. We do not have an ownership interest in this property. We discontinued management of this asset as of February 28, 2006. Prior to the termination date, we billed $32,054 for expenses incurred and management fees for this property during 2006.
      Mr. Smith and Mr. Kogod have a 0.33% and 4.36% ownership interest, respectively, in two apartment communities in Washington D.C. We received a management fee of 4.5% of revenues to manage the property and perform all accounting functions. We do not have an ownership interest in this property. We discontinued management of this asset as of May 31, 2006. Prior to the termination date, we performed services in the amount of $948,054 during 2006.
NOMINATION PROCESS
      Trustees may be nominated by the Board or by a security holder or security holder group in accordance with the Bylaws and the Corporate Governance Guidelines of Archstone-Smith. In addition, the Nominating Committee will consider nominee recommendations from a security holder or group of security holders (a “Qualifying Security Holder”) that has beneficially owned more than 5% of Archstone-Smith’s Common Shares for at least 1 year as of the date of the recommendation. To date, Archstone-Smith has not received any nominee recommendations from security holders, but the Nominating Committee would evaluate any such recommended nominee in the same manner and apply the same criteria that the Nominating Committee would apply in considering any prospective candidate for a vacancy on the Board or any nominee recommended by management or another Trustee. For a Qualifying Security Holder to submit a candidate for consideration by the Nominating Committee, the Qualifying Security Holder must notify Archstone-Smith’s Secretary. In addition, our Bylaws permit security holders to nominate Trustees at the annual meeting of shareholders at which Trustees are to be elected. To nominate a Trustee for election at the 2008 annual meeting, a Qualifying Security Holder must send notification of such holder’s intention by no later than December 13, 2007 to: Archstone-Smith Trust, Attn: Secretary, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112. In either case, the notice must meet all of the requirements contained in our Bylaws.
      The notice must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	any other information the Qualifying Security Holder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a Trustee if elected;

•	whether the proposed nominee is going to be nominated at the annual meeting of shareholders or is only being provided for consideration by the Nominating Committee;

•	the name and record address of the Qualifying Security Holder who is submitting the notice;

•	the number of shares of voting stock of Archstone-Smith which are owned of record or beneficially by the Qualifying Security Holder who is submitting the notice;

•	a description of all arrangements or understandings between the Qualifying Security Holder who is submitting the notice and any other person (naming such person) pursuant to which the nomination is being made by the Qualifying Security Holder;

•	if the Qualifying Security Holder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of shareholders, a representation that the Qualifying Security Holder intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice; and

•	any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
      Though the Nominating Committee does not have any established process for identifying prospective new nominees for the Board, it has from time to time, including in 2006, retained the services of SpencerStuart, an executive search firm, to assist it in identifying and evaluating potential Trustee nominees. After screening potential candidates for membership on the Board, SpencerStuart identified Mr. Demeritt as a potential candidate and assisted us in the review, assessment and evaluation of Mr. Demeritt which led to his nomination and election to the Board in September. We paid SpencerStuart $4,584.00 in 2006 for its services. The Nominating Committee also requested recommendations from the Board and management for individuals who might satisfy these criteria. As vacancies occur on the Board and as the need for new Trustees may otherwise arise in the future, the Nominating Committee will evaluate and determine what process would best assist them in identifying prospective candidates meeting the qualifications, skills and qualities sought.
      The Nominating Committee has not adopted a policy with respect to minimum qualifications for Board members or specific skills or qualities that one or more Trustees should have. As vacancies occur or as new Board members are otherwise sought, the Nominating Committee has and will determine the specific qualifications, skills and qualities required to fill that position and to complement the existing qualifications, skills and qualities of the other Board members. In considering any prospective new candidate for the Board, the Nominating Committee will evaluate the candidate’s education, experience, knowledge, integrity, skills and other attributes in light of any specific qualifications, skills and qualities that might be determined by the Nominating Committee to be desirable. The Nominating Committee will identify qualified candidates and provide its recommendations to the Board, which will decide whether to invite the candidate to be a Board member. In making its recommendations to the Board for nominations and renominations, the Nominating Committee considers Archstone-Smith’s contractual obligations under its Shareholders’ Agreement with certain security holders.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires our Trustees, executive officers and beneficial owners of more than ten percent of the outstanding Common Shares to file reports of ownership and changes in ownership of the Common Shares with the SEC and to send copies of those reports to us. Based solely on a review of those reports and amendments thereto furnished to us and on representations made to us by our Trustees and executive officers, we believe that no such person failed to file any such report or report any transaction on a timely basis during 2006, with the exception of Ms. Brower. Ms. Brower sold shares through her 401(k) and the Deferred Compensation Plan, but the sales were not reported to us by the 401(k) and Deferred Compensation Plan providers until after the filing deadline.

PROPOSAL 2 — SHAREHOLDER PROPOSAL REGARDING
PAY-FOR-SUPERIOR PERFORMANCE
      The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, MA 01803-0900, has submitted the following proposal for inclusion in our proxy statement for our 2007 Annual Meeting of Shareholders, and has notified us of its intent to present this proposal for consideration at the 2007 Annual Meeting of Shareholders. The Pension Fund has advised us that it is the beneficial owner of approximately 1,100 shares of our Common Shares.
      Resolved: That the shareholders of Archstone-Smith Trust (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.
      Supporting Statement: We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.
      We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.
      We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

Board of Trustees’ Statement in Opposition to this Proposal
      The Board of Trustees carefully considered this proposal and believes that our existing program, as described above in “Compensation Discussion and Analysis,” incorporates objective company performance criteria measured against an appropriate peer group, to the extent appropriate, thus rendering adoption of the proposal unnecessary. The Board has also determined that a program as rigid and limited as that proposed by the shareholder would render it impossible for the Compensation Committee to develop and implement a rational and thoughtful compensation program for the company’s senior officers that strikes the appropriate balance between objective and subjective criteria, short term results and long term value creation, and the varying responsibilities of senior officers within the company. Therefore, the Board has determined that adoption of the shareholder’s proposal would be ill-advised and contrary to the best interests of the company and its shareholders. Furthermore, the concern expressed in the shareholder proposal over the annual bonus payments being included in calculating supplemental executive retirement plan (SERP) benefit levels is misplaced with respect to the company since the company does not have such a plan and has not had such a plan for over fifteen years.
      In summary, the shareholder proposes the following: (1) that annual cash bonuses and annual stock awards be based exclusively on defined financial performance criteria, (2) that these criteria include benchmarking against a defined peer group, (3) that the criteria and peer group be disclosed, (4) that the plan apply to all senior executives, and (5) that no cash bonus or stock award be made unless our performance is at least at the median of the defined peer group.
      As noted above in “Compensation Discussion and Analysis”, the Compensation Committee used two peer groups to determine the appropriate overall level of compensation for Messrs. Sellers, Freeman and Mueller and Ms. Brower: one comprised of the eight largest publicly-traded multifamily real estate investment trusts and the other comprised of the ten largest real estate investment trusts, including companies that invested in both multifamily assets and non-multifamily assets. Also as discussed in that section of this Proxy Statement, the Compensation Committee bases 65% of the annual cash bonuses for Messrs. Freeman and Mueller and Ms. Brower, and 65% of the RSU awards to Messrs. Sellers, Freeman and Mueller and Ms. Brower, on our TSR relative to the NAREIT Apartment Index and our FFO growth relative to the NAREIT Apartment Index. In addition, under our special long term incentive program, performance units for these officers will vest only if our average annual compounded TSR growth over the three year period exceeds 11.0% and/or our TSR growth relative to the NAREIT Apartment Index places us in the 60th percentile or higher. These performance criteria are described in detail in the “Compensation Discussion and Analysis.” We believe that the NAREIT Apartment Index, an index that is comprised of all publicly-traded real estate investment trusts that invest in the apartment sector, is an appropriate benchmark since it includes all of the multifamily real estate investment trusts used by the Compensation Committee for benchmarking of compensation, it measures performance of real estate investment trusts that invest in multifamily residential apartment projects, and it is weighted based on the size of the companies included. We believe that our long term compensation program for these officers as discussed in the “Compensation Discussion and Analysis” places the proper amount of weight on absolute and comparative performance criteria.
      The Compensation Committee, however, uses two additional criteria to determine the remaining 35% of these awards, other than the determination of the cash bonus for Mr. Sellers, which is described below. 15% of the cash bonus for Messrs. Freeman and Mueller and Ms. Brower is based on our absolute FFO growth for the fiscal year compared to a long term growth target established by the Compensation Committee and the Board of Trustees and 20% is based on the achievement of specific corporate goals established for such officer. The Compensation Committee believes that, in order to best advance the interests of the company and our shareholders, the company needs the flexibility to consider each individual officer’s performance with respect to the corporate goals established for that officer and needs to be able to reward these officers for achieving the company’s long term growth goals.
      As discussed in “Compensation Discussion and Analysis,” the Compensation Committee has determined that it is in the best interests of the company and our shareholders to base Mr. Sellers’ cash bonus on the performance of his managerial responsibilities as the chief executive officer, including developing and executing the company’s strategic plans, overseeing personnel and fostering good morale and retention, and succession planning for key positions within the company, rather than on the company’s comparative performance metrics. The Compensation Committee recognizes that the appropriate and exemplary execution of these goals will not necessarily be reflected in the company’s comparative short term performance metrics, but believes that they are essential to the long term success of the company. Because we expect our chief executive officer to focus on all aspects of the company’s performance, the Compensation Committee believes it is appropriate and in the best interests of our company and our shareholders to consider these aspects of Mr. Seller’s performance in determining his total compensation. As noted above, the RSU awards for Mr. Sellers are dependent in large part on our TSR and our FFO growth relative to the NAREIT Apartment Index. Further, the vesting of performance units granted to Mr. Sellers under our special long term incentive program is based on our absolute TSR growth and our TSR growth relative to the NAREIT Apartment Index. The Compensation Committee believes that it has the proper balance between objective measurable financial performance elements and subjective criteria that best align Mr. Seller’s interests with those of the company and our shareholders in creating long term value and sustainability of the company.
      We also disagree with the shareholder that their proposed plan should apply to all senior officers. The Compensation Committee believes that it would be inappropriate to compensate officers whose job responsibilities are more focused on a particular aspect of our business operations based on the company’s performance as a whole when they do not have the ability to directly influence overall company performance. For instance, Mr. Neely has specific responsibilities as Chief Development Officer and we want the plan tailored to the areas for which he is responsible. The Compensation Committee believes that incentives that relate directly to area of responsibility and influence are the most effective. Compensation for these senior officers is more appropriately based on their ability to achieve exemplary results in those areas of the company’s business that are within their control. To make bonus and stock award decisions for these officers on the basis of the company’s overall performance would limit our ability to provide meaningful incentives for these officers. We also believe that our compensation program properly identifies the officers whose compensation and long term incentive awards should be based on individual performance within their areas of responsibility as opposed to those officers who compensation and/or long term incentive awards should be tied to overall company performance.
      Nor does the Board share the shareholder’s view that an annual cash bonus or stock award should be made only if our performance exceeds the median level of a defined peer group. As stated above, the Compensation Committee believes that compensation determinations need to be tailored to consider subjective criteria and individual performance goals in additional to financial performance measures to effectively foster overall company performance and further the interests of our shareholders. A compensation program that focuses only on performance metrics as compared against a peer group would make it impossible for the Compensation Committee to consider exemplary performance of goals (such as succession planning, fostering good morale and retention, hiring and retaining qualified personnel, providing technology leadership, creating an atmosphere that encourages innovation, maintaining the company’s outstanding development capability, creating value through development activity in our core markets, overseeing our acquisition activity and the repositioning of our portfolio, and creating long term value) that are not directly reflected in the company’s financial performance and it would make it impossible for the committee to consider the totality of facts and circumstances that bear upon the officer’s and company’s performance and that should fairly and appropriately be considered in setting compensation and long term incentive awards.
      Our Compensation Committee has established compensation for Messrs. Freeman and Mueller and Ms. Brower at levels where the combination of base salary and an annual cash bonus at the target level will provide these officers with a competitive income, with the ability to earn a higher bonus based on performance superior to the median level for companies in the NAREIT Apartment Index, achieving a higher long term growth goal and superior performance in completion of the applicable corporate goals for that officer. The committee believes that the cash bonus at the target level should only be at risk if the officer fails to perform his or her goals and responsibilities within the company in an appropriate and exemplary manner as determined by the committee, and that the portion of the cash and long term incentive compensation for these officers that is directly tied to company performance is sufficient and appropriate.

      Similarly, with respect to the annual RSU award, our Compensation Committee has set the target performance level for Messrs. Sellers, Freeman and Mueller and Ms. Brower at a point where, if achieved, overall compensation would be at a competitive level, again with the ability for these officers to earn a larger RSU award based on performance superior to the median level for our peer group. The committee believes that these officers should receive a stock award each year — since these awards align the officers’ interests to shareholders’ goals through stock ownership and they encourage officer retention through the three year vesting. The committee believes, however, that the amounts awarded should be lower if target performance relative to the NAREIT Apartment Index and the other corporate and individual performance metrics are not achieved. Therefore, the Compensation Committee has incorporated two levels of performance below target.
      A purely formulaic approach to compensation would eliminate our ability to reward these officers for accomplishment of the company’s long term growth goals and of their individual corporate goals. The Board and Compensation Committee believe that too much emphasis is being placed on quarterly and shorter term results in corporate America and that companies should be more focused on building long term platforms, even if that occasionally results in having to sacrifice short term results. Consequently, the Board and Compensation Committee believe that so long as these officers have performed in an exemplary manner in carrying out the directives of the Board intended to foster long term value creation, they should not be disadvantaged if overall company performance lags in a particular year if a short term consequence of implementing a Board directive has a negative impact on TSR and/or FFO. For these reasons, we do not believe it appropriate to tie our compensation policies strictly to performance at the median level of a peer group.
      We also believe that the analysis set forth in the “Compensation Discussion and Analysis” and the notes to our Summary Compensation Table provide sufficient detail to allow shareholders to monitor our policies and pay practices with respect to our Named Executive Officers. In that section we have set forth the policies and criteria that we use to make compensation decisions with respect to these officers and the notes to the Summary Compensation Table explain how those criteria were applied to establish the amount of the particular bonus or RSU award.
      In conclusion, we believe that the objective of the shareholder’s proposal, which is to align officer performance with the best interests of the company and our shareholders, is best achieved through our current executive compensation program. The Compensation Committee needs to maintain the flexibility to take into consideration the corporate goals established by the Board, exemplary individual officer performance that may not be reflected in comparative performance metrics, the totality of the facts and circumstances surrounding the officer’s and the company’s performance, anomalies that may skew comparative performance metrics, and the need to have a compensation program that appropriately blends objective and subjective performance measures and assures a base level of compensation that is sufficiently competitive to attract and retain high quality senior management. Accordingly, the Board believes that this resolution would inappropriately restrict the flexibility of the Compensation Committee to exercise judgment in its evaluation and compensation of the company’s senior officers, and be contrary to the best interests of the company and our shareholders.
The Board of Trustees recommends a vote “AGAINST” this Proposal. Proxies solicited by the Board of Trustees will be so voted unless shareholders otherwise specify in their proxies.
PROPOSAL 3 — RATIFICATION OF RELATIONSHIP WITH
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
      Subject to shareholder ratification, the Audit Committee has selected KPMG LLP, certified public accountants, to serve as the auditors of Archstone-Smith’s books and records for the coming year. KPMG LLP has served as our auditors since 1980. A representative of KPMG LLP is expected to be present at the annual meeting, and will be given an opportunity to make a statement if that representative desires to do so and will be available to respond to appropriate questions.

      The fees billed by KPMG LLP in 2005 and 2006 for services provided to Archstone-Smith were as follows:

	2005	2006

Audit Fees(1)	$1,363,205	$1,459,722
Audit-Related Fees(2)	331,400	202,421
Tax Fees(3)	111,693	93,508
All Other Fees(4)	0	0
TOTAL	$1,806,298	$1,755,651

(1)	“Audit Fees” are the aggregate fees billed by KPMG LLP for professional services rendered for the audit of Archstone-Smith’s annual financial statements for the years ended December 31, 2006 and December 31, 2005 and the reviews of the financial statements included in Archstone-Smith’s quarterly reports on Form 10-Q during 2006 and 2005. These fees include fees billed in connection with KPMG LLP’s analysis of the effectiveness of our internal controls. “Audit Fees” for 2006 also includes amounts billed relating to our international operations, which totaled $96,622. In addition, “Audit Fees” includes amounts billed for registration statements filed and related comfort letters and consents amounting to $96,300 and $147,205 in 2006 and 2005, respectively.

(2)	“Audit-related fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” described above, including audits of joint ventures and unconsolidated and consolidated subsidiaries and, in 2005, $178,200 for Rule 3-14 audits.

(3)	“Tax Fees” are fees billed by KPMG LLP in either 2006 or 2005 for tax services, including tax compliance, tax advice or tax planning.

(4)	“All Other Fees” are fees billed by KPMG LLP in 2006 or 2005 that are not included in the above classifications.
The Board of Trustees recommends a vote “FOR” the proposal to ratify the appointment of KPMG LLP for the current fiscal year.
Pre-Approval Process
      All services provided by KPMG LLP in 2006 and 2005 were, and all services to be provided by KPMG LLP in 2007 will be, permissible under applicable laws and regulations and have been, and will continue to be, pre-approved by the Audit Committee. All audit and permissible non-audit services are pre-approved by the Audit Committee or fall within guidelines that have been pre-approved by the Audit Committee. In particular, the Audit Committee approved the engagement of KPMG LLP for non-audit services, consisting of certain specified tax-related services during 2005, 2006 and 2007, provided that the fees for these services did not exceed $400,000 in the aggregate or $100,000 for any one service.
ANNUAL REPORT
      Archstone-Smith’s 2006 Annual Report, which includes financial statements, is being mailed to shareholders in conjunction with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.
SHAREHOLDER PROPOSALS
      Any proposal by a shareholder of Archstone-Smith intended to be presented at the 2008 annual meeting of shareholders must be received by Archstone-Smith at its principal executive offices not later than December 13, 2007, for inclusion in Archstone-Smith’s Proxy Statement and form of proxy relating to that meeting.

      In addition, shareholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the Proxy Statement. To do so, the shareholder must comply with the procedures specified by Archstone-Smith’s Bylaws. Archstone-Smith’s Bylaws require that all shareholders who intend to make proposals at an annual shareholders’ meeting submit their proposals to Archstone-Smith during the period 90 to 120 days before the first anniversary date of the Proxy Statement released to shareholders in connection with the previous year’s annual meeting. To be eligible for consideration at the 2008 annual meeting, proposals which have not been submitted by the deadline for inclusion in the Proxy Statement must be received by us between December 13, 2007 and January 12, 2008.
OTHER MATTERS
      We are not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

Caroline Brower
General Counsel and Secretary
April 11, 2007

ARCHSTONE-SMITH TRUST
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
OF ARCHSTONE-SMITH TRUST

The undersigned shareholder of Archstone-Smith Trust, a Maryland real estate investment trust (“Archstone-Smith”), hereby appoints R. Scot Sellers, Charles E. Mueller, Jr., and Caroline Brower, and each of them, as proxy for the undersigned, with full power of substitution to attend the Annual Meeting of Shareholders of Archstone-Smith to be held on May 16, 2007, at 11:00 a.m., Mountain Time, at J.W. Marriott Denver, 150 Clayton Lane, Denver, Colorado 80206 and at any adjournment(s) or postponement(s) thereof, and to vote and otherwise represent all the shares that the undersigned is entitled to vote with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner as further described in the accompanying Proxy Statement. The undersigned hereby revokes any proxy previously given with respect to such shares.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” ITEM 1 AND ITEM 3 AND “AGAINST” ITEM 2 ON THE REVERSE SIDE, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.
FOLD AND DETACH HERE

Archstone-Smith Trust
Annual Meeting of Shareholders
ADMISSION TICKET
May 16, 2007
11:00 a.m. (Mountain Time)
J.W. Marriott Denver
150 Clayton Lane
Denver, Colorado 80206

Please mark your vote as indicated in this example ☑
THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:
      1. The election of each of Stephen R. Demeritt, Ernest A. Gerardi, Jr., Ruth Ann M. Gillis, Ned S. Holmes, Robert P. Kogod, James H. Polk, III, John C. Schweitzer, R. Scot Sellers and Robert H. Smith to serve as Trustees until the annual meeting of shareholders in 2008.

FOR ALL	WITHHELD FROM ALL
NOMINEES	NOMINEES

☐	☐

Instruction: To withhold authority to vote for one or more nominees, check the box “For All Nominees” and then write in the space provided below the name of the nominee or nominees for which authority to vote is being withheld:
THE BOARD OF TRUSTEES RECOMMENDS A VOTE AGAINST THE FOLLOWING PROPOSAL:

      2. Shareholder Proposal, if presented at the meeting, regarding pay-for-superior performance.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:
      3. Ratification of appointment of KPMG LLP as auditors for the current fiscal year.

FOR	AGAINST	ABSTAIN

☐	☐	☐

      4. To vote and otherwise represent the shares on any other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in their discretion.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

☐

Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, or as an officer signing for a corporation, please give your full title under signature.

Signature

Signature, if held jointly

Date: , 2007

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
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marked, signed and returned your proxy card.
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Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.
OR
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OR
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You can view the Annual Report and Proxy Statement on the Internet at:
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